UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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Sonic Automotive, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6415 Idlewild Road, Suite 109
Charlotte, North Carolina 28212

March 3, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:30 a.m. on Thursday, April 21, 2011, at Charlotte Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina. We look forward to greeting personally those stockholders who are able to attend.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you plan to attend the meeting on April 21, 2011, it is important that your shares be represented. To ensure that your vote will be received and counted, at your earliest convenience please follow the instructions for voting your shares provided in the accompanying proxy statement, together with your proxy card or notice letter or the voting instructions you receive by e-mail or that are provided via the Internet. Your vote is important regardless of the number of shares you own.

On behalf of the Board of Directors

Sincerely,

O. BRUTON SMITH
Chairman and Chief Executive Officer

NOTICE OF MEETING
PROXY STATEMENT
GENERAL
ELECTION OF DIRECTORS
Audit Committee Report
ADVISORY VOTE ON EXECUTIVE COMPENSATION
ADVISORY VOTE ON FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE COMPENSATION
Summary Compensation Table
EQUITY COMPENSATION PLAN INFORMATION
DIRECTOR COMPENSATION FOR 2010
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL CORPORATE GOVERNANCE AND OTHER INFORMATION

VOTING YOUR PROXY IS IMPORTANT

SONIC AUTOMOTIVE, INC.

NOTICE OF MEETING

Charlotte, NC
March 3, 2011

The Annual Meeting of Stockholders of Sonic Automotive, Inc. (“Sonic”) will be held at Charlotte Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina on Thursday, April 21, 2011, at 10:30 a.m. (the “Annual Meeting”), for the following purposes as described in the accompanying Proxy Statement.

1.     To elect nine directors;

2.     To approve a non-binding advisory vote on Sonic’s executive compensation as disclosed in the accompanying proxy statement;

3.     To approve a non-binding advisory vote on the frequency of holding a non-binding advisory vote on executive compensation;

4.     To ratify the appointment of Ernst & Young LLP as Sonic’s independent public accountants for the year ending December 31, 2011; and

5.     To transact such other business as may properly come before the meeting.

Only holders of record of Sonic’s Class A Common Stock and Class B Common Stock (collectively, the “Voting Stock”) at the close of business on February 22, 2011 will be entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to vote. For specific voting instructions, please refer to the information provided in the accompanying proxy statement, together with your proxy card or notice letter or the voting instructions you receive by e-mail or that are provided via the Internet. Returning your proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Stephen K. Coss
Senior Vice President, General Counsel and Secretary

Important Note: To vote shares of Voting Stock at the Annual Meeting (other than in person at the meeting), a stockholder must return a proxy.

SONIC AUTOMOTIVE, INC.

PROXY STATEMENT

March 3, 2011

GENERAL

Introduction

The Annual Meeting of Stockholders of Sonic Automotive, Inc. (“Sonic” or the “Company”) will be held on April 21, 2011 at 10:30 a.m., at Charlotte Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina (the “Annual Meeting”), for the purposes set forth in the accompanying notice. Only holders of record of Sonic’s Class A Common Stock (the “Class A Common Stock”) and Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock” or “Voting Stock”) at the close of business on February 22, 2011 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement and form of proxy are furnished to stockholders in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting, and at any and all adjournments thereof, and are first being sent or made available to stockholders on or about March 4, 2011.

Proxies in the appropriate form, properly executed and duly returned and not revoked, will be voted at the Annual Meeting, including adjournments. Where a specification is made by means of the ballot provided in the proxies regarding any matter presented at the Annual Meeting, such proxies will be voted in accordance with the specification. If no specification is made, proxies will be voted (i) in favor of electing Sonic’s nine nominees to the Board of Directors; (ii) in favor of the proposal to approve a non-binding advisory vote on Sonic’s executive compensation as disclosed in this proxy statement; (iii) in favor of the proposal to approve a non-binding advisory vote that the non-binding advisory vote on executive compensation should occur every year; (iv) in favor of the proposal to ratify the appointment of Ernst & Young LLP as the independent accountants of Sonic and its subsidiaries for the year ending December 31, 2011; and (v) in the discretion of the proxy holders on any other business as may properly come before the Annual Meeting. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

Methods of Voting

If your shares of Class A Common Stock are registered directly in your name, you may vote by mail, by telephone, over the Internet or in person at the Annual Meeting. If your shares of Class A Common Stock are held in the name of your broker or other nominee, you may vote by mail, over the Internet or in person at the Annual Meeting. If you are a registered holder of Class B Common Stock, you may vote by mail or in person at the Annual Meeting. Votes submitted by mail, by telephone or over the Internet must be received by 5:00 p.m., Eastern Time, on Wednesday, April 20, 2011.

Voting by Mail.  By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with the proxy materials delivered by mail, you are authorizing the individuals named on the proxy card to vote your Voting Shares at the Annual Meeting in the manner you indicate.

Voting by Telephone.  To vote by telephone, please follow either the instructions included on your proxy card or notice letter or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote by telephone, you do not need to complete and mail a proxy card.

Voting over the Internet.  To vote over the Internet, please follow either the instructions included on your proxy card or notice letter or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote over the Internet, you do not need to complete and mail a proxy card.

Voting in Person at the Annual Meeting.  If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

We encourage you to return a proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please complete and return all proxy cards to ensure that all of your shares are voted.

Revoking Your Proxy

Stockholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to Stephen K. Coss, the Secretary of Sonic, either at the Annual Meeting or prior to the meeting date at Sonic’s principal executive offices at 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212, by executing and delivering a later-dated proxy, or by attending the Annual Meeting and voting in person.

Ownership of Voting Stock

Sonic currently has authorized under its Amended and Restated Certificate of Incorporation (the “Charter”) 100,000,000 shares of Class A Common Stock, of which 40,760,973 shares were outstanding as of the Record Date and are entitled to be voted at the Annual Meeting, and 30,000,000 shares of Class B Common Stock, of which 12,029,375 shares were outstanding as of the Record Date and are entitled to be voted at the Annual Meeting. At the Annual Meeting, holders of Class A Common Stock will have one vote per share, and holders of Class B Common Stock will have ten votes per share. All outstanding shares of Voting Stock are entitled to vote as a single class on all proposals submitted to a vote at the Annual Meeting. A quorum being present, directors will be elected by a plurality of the votes cast, the proposal on approval of executive compensation will be approved in a non-binding advisory vote if the votes cast in favor exceed the votes cast against approval, the frequency of the stockholder vote on executive compensation will be determined in a non-binding advisory vote by the interval (once every 1, 2 or 3 years) receiving the highest number of votes and the ratification of the appointment of Ernst & Young LLP as Sonic’s independent public accountants for the year ending December 31, 2011 will become effective if a majority of the votes cast by shares entitled to vote on the proposal are cast in favor thereof. Under the rules of the New York Stock Exchange, brokers who are voting shares held in street name have the discretion to vote shares on routine matters but not on non-routine matters. Routine matters include ratification of independent public accountants. Non-routine matters include the election of directors and the two non-binding advisory votes on executive compensation. Broker non-votes and abstentions will be counted to determine a quorum. For elections of directors, withheld votes and broker non-votes will not be counted toward that nominee’s achievement of a plurality. Abstentions and broker non-votes on other matters, including ratification of independent public accountants, are not considered to have been voted for or against such proposals and have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority of votes cast is calculated.

A holder of Voting Stock who signs a proxy card may withhold votes as to any director-nominee by writing the name of the nominee in the space provided on the proxy card. A holder of Voting Stock may not vote for more than nine nominees.

The following table sets forth certain information regarding the beneficial ownership of Sonic’s Voting Stock as of February 22, 2011, by (i) each stockholder known by Sonic to own beneficially more than five percent of a class of the outstanding Voting Stock, (ii) each director and nominee to the Board of Directors of Sonic, (iii) each named executive officer of Sonic listed in the Summary Compensation Table, and (iv) all directors and executive officers of Sonic as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name, subject to community property laws where applicable.

	Number of	Percentage of	Number of	Percentage of	Percentage of
	Shares of	Outstanding	Shares of	Outstanding	All
	Class A	Class A	Class B	Class B	Outstanding
	Common	Common	Common	Common	Voting
Beneficial Owner	Stock(1)	Stock	Stock	Stock	Stock(2)

O. Bruton Smith (3)(4)	716,595	1.7%	11,052,500	91.9%	22.0%
Sonic Financial Corporation (3)(4)	—	—	8,881,250	73.8%	16.8%
B. Scott Smith (3)(5)(6)	585,162	1.4%	976,875	8.1%	2.9%
David P. Cosper (7)	182,183	*	—	—	*
David B. Smith (5)	239,404	*	—	—	*
Jeff Dyke (8)	214,687	*	—	—	*
William R. Brooks (9)	69,488	*	—	—	*
William I. Belk (9)(10)	61,023	*	—	—	*
Victor H. Doolan (9)	25,278	*	—	—	*
Robert Heller (9)(11)	84,023	*	—	—	*
Robert L. Rewey (9)	58,023	*	—	—	*
David C. Vorhoff (9)	23,097	*	—	—	*
All directors and executive officers as a group (11 persons) (5)	2,189,277	5.2%	12,029,375	100.0%	26.2%
BlackRock, Inc. (12)	2,849,242	7.0%	—	—	5.4%
FMR LLC (and related persons) (13)	6,272,841	14.9%	—	—	11.6%
Franklin Resources, Inc. (and related persons) (14)	3,519,520	8.6%	—	—	6.7%
Paul P. Rusnak (15)	5,000,000	12.3%	—	—	9.5%

*	Less than one percent.

(1)	Includes those shares of Class A Common Stock shown below as to which the following persons currently have a right, or will have the right within 60 days after February 22, 2010, to acquire beneficial ownership through the exercise of stock options or the vesting of restricted stock units: (i) Messrs. Bruton Smith, 677,389 shares; Scott Smith, 455,972 shares; Cosper, 58,889 shares; David Smith, 144,922 shares; Dyke, 105,217 shares; Brooks, 30,000 shares; Belk, 20,000 shares; Heller, 30,000 shares; and Rewey, 30,000 shares; and (ii) all directors and executive officers as a group, 1,552,389 shares.

(2)	The percentage of total voting power of Sonic is as follows: (i) O. Bruton Smith, 68.8%; Sonic Financial Corporation, 55.1%; B. Scott Smith, 6.4%; BlackRock, Inc., 1.8%; FMR LLC (and related persons), 3.9%; Franklin Resources, Inc. (and related persons), 2.2%; Paul P. Rusnak, 3.1%; and less than 1% for all other stockholders shown, and (ii) all directors and executive officers as a group, 75.3%.

(3)	The address for O. Bruton Smith, B. Scott Smith and Sonic Financial Corporation (“SFC”) is 5401 East Independence Boulevard, Charlotte, North Carolina 28212.

(4)	The amount of Class B Common Stock shown for O. Bruton Smith consists of 2,171,250 shares owned directly by Mr. Smith and 8,881,250 shares owned directly by SFC, of which 5,474,593 shares are pledged as security for loans. Mr. Smith owns the majority of SFC’s outstanding capital stock and, accordingly, is deemed to have sole voting and investment power with respect to the Class B Common Stock held by SFC.

(5)	Includes 69,686 shares of Class A Common Stock held by SMDA Development 1, LLC, in which Messrs. B. Scott and David Smith are members. Each of Messrs. B. Scott and David Smith disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any, therein.

(6)	Approximately 900,000 shares of Class B Common Stock are pledged to secure loans and 20,875 shares of Class A Common Stock are held in a margin account.

(7)	Includes 38,500 restricted shares of Class A Common Stock, which will vest 1/3 on March 31, 2011, 1/3 on February 26, 2012 and 1/3 on February 26, 2013.

(8)	Includes 41,250 restricted shares of Class A Common Stock, which will vest 1/3 on March 31, 2011, 1/3 on February 26, 2012 and 1/3 on February 26, 2013.

(9)	Includes 5,000 restricted shares of Class A Common Stock for each of Messrs. Brooks, Belk, Doolan, Heller, Rewey and Vorhoff, which will vest on April 20, 2011.

(10)	Includes 6,000 shares held by Mr. Belk’s children. Mr. Belk disclaims beneficial ownership of all securities held by his children.

(11)	Approximately 26,000 shares are held in a margin account. Mr. Heller shares voting and dispositive power over 26,000 shares with his wife.

(12)	The address of this entity is 40 East 52nd Street, New York, New York 10022. The Schedule 13G/A filed by BlackRock, Inc. on or about February 8, 2011 indicates that BlackRock, Inc. has sole voting power and sole dispositive power as to all of the 2,849,242 shares shown.

(13)	The address of this entity is 82 Devonshire Street, Boston, Massachusetts 02109. The information provided is based on a Schedule 13G/A filed by FMR LLC (and related persons) on or about February 14, 2011. That filing indicates that FMR LLC has sole voting power as to 1,669,866 of the shares shown. That filing also indicates that FMR LLC and Edward C. Johnson 3d have sole dispositive power as to all of the 6,272,841 shares shown. That filing further indicates that Fidelity Management and Research Company, as investment advisor to various investment companies and a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 4,481,860 of the shares, including 307,118 shares which those investment companies would have the right to acquire beneficial ownership of assuming the conversion of Sonic’s 5% Convertible Senior Notes due 2029 (“5% Convertible Notes”), and Fidelity Low-Priced Stock Fund, an investment company, beneficially owns 3,028,822 of the shares, with Mr. Edward C. Johnson 3d and FMR LLC each has sole power to dispose of 4,481,860 of these shares but that neither Mr. Edward C. Johnson 3d nor FMR LLC has sole voting power with respect to such shares, which voting power resides with the Board of Trustees of the various Fidelity Funds that beneficially own the shares. The filing also indicates that Pyramis Global Advisors, LLC (“PGA”), as investment advisor to various entities and a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 609,004 shares which those entities would have the right to acquire beneficial ownership of assuming the conversion of Sonic’s 5% Convertible Notes, with Mr. Edward C. Johnson 3d and FMR LLC each having sole dispositive power and sole voting power over these shares, and Pyramis Global Advisors Trust Company (“PGATC”), as investment manager, a bank and a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 1,156,977 shares, including 286,195 shares which PGATC as investment manager of various accounts would have the right to acquire beneficial ownership of assuming the conversion of Sonic’s 5% Convertible Notes, with Mr. Edward C. Johnson 3d and FMR LLC each having sole dispositive power over 1,156,977 of these shares and sole voting power over 1,035,862 of these shares. The address for PGA and PGATC is 900 Salem Street, Smithfield, Rhode Island 02917.

(14)	The address of Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, California 94403-1906 and the address for Franklin Templeton Investments Corp. is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4. The information provided is based on a Schedule 13G filed by the reporting persons on or about February 4, 2011. That filing indicates that the shares shown are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct or indirect subsidiaries (each, an “Investment Management Subsidiary”) of Franklin Resources, Inc. (“FRI”), including the Investment Management Subsidiaries listed in the Schedule 13G, but the filing does not provide the amounts owned by such Investment Management Subsidiaries. The filing also indicates that the Investment Management Subsidiaries have all investment and/or voting power over the securities owned by such investment management clients, unless otherwise noted in the Schedule 13G. The filing further indicates that voting and investment powers held by Franklin Mutual Advisers, LLC (“FMA”) are exercised independently from FRI and all other Investment Management Subsidiaries (“FRI affiliates”) and that internal policies and procedures of FMA and FRI establish informational barriers that prevent the flow between FMA and the FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective management clients. The filing indicates that Charles B.

Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI and that FRI and the Principal Shareholders may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services, which shares are included in the filing. FRI, each of the Principal Shareholders and each of the Investment Management Subsidiaries disclaim beneficial ownership and any pecuniary interest in any of the securities. The filing does not indicate who has voting and dispositive power over the shares shown.

(15)	The address of this owner is 325 W. Colorado Boulevard, PO Box 70489, Pasadena, California 91117-7489. The information provided is based on a Schedule 13D/A filed by Paul P. Rusnak on or about May 26, 2010. That filing indicates that Paul P. Rusnak has sole voting power and sole dispositive power as to all of the 5,000,000 shares shown.

ELECTION OF DIRECTORS

Nominees for Election as Directors of Sonic

Nine directors currently serve on Sonic’s Board of Directors. Under our Bylaws, the director nominees chosen to succeed those directors whose terms expire at an annual meeting of stockholders are elected by the stockholders for a one-year term expiring at the next annual meeting of stockholders. Any director appointed by the Board of Directors as a result of a newly created directorship or to fill a vacancy on the Board of Directors will hold office until the next annual meeting of stockholders. All directors’ terms expire and their successors will be elected at the Annual Meeting and each annual meeting of stockholders thereafter.

At the Annual Meeting, we intend to vote the proxies in the accompanying form for the election of O. Bruton Smith, B. Scott Smith, David B. Smith, William I. Belk, William R. Brooks, Victor H. Doolan, Robert Heller, Robert L. Rewey and David C. Vorhoff to the Board of Directors. All of these individuals have consented to serve, if elected, for a one-year term until the 2012 annual meeting of stockholders or until his successor is elected and qualified, except as otherwise provided in our Charter and Bylaws. All of the nominees are presently directors of Sonic and are standing for re-election. Due to the passing of long-time director, William P. Benton, in February 2009, and the prior resignation of another director, two seats on the Board of Directors will be vacant following the Annual Meeting. Because the Nominating and Corporate Governance Committee (the “NCG Committee”) of our Board of Directors has not selected a qualified candidate or candidates, the Board of Directors has elected not to fill these vacancies at the Annual Meeting. If for any reason any nominee named above is not a candidate when the election occurs, we intend to vote proxies in the accompanying form for the election of the other nominees named above and may vote them for any substitute nominee or, in lieu thereof, our Board of Directors may reduce the number of directors in accordance with our Charter and Bylaws.

Directors

O. Bruton Smith, 84, is the Founder of Sonic. He is also the Chairman, Chief Executive Officer and a director of Sonic and has served as such since Sonic’s organization in January 1997, and he currently is a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith has worked in the retail automobile industry since 1966. Mr. Smith is also the Chairman and Chief Executive Officer, a director and controlling stockholder of Speedway Motorsports, Inc. (“SMI”). SMI is a public company whose shares are traded on the New York Stock Exchange (the “NYSE”). Among other things, SMI owns and operates the following NASCAR racetracks: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Texas Motor Speedway and Kentucky Speedway. He is also an executive officer or a director of most of SMI’s operating subsidiaries.

B. Scott Smith, 43, is the Co-Founder of Sonic. He is also President, Chief Strategic Officer and a director of Sonic. Prior to his appointment as President in March 2007, Mr. Smith served as Sonic’s Vice Chairman and Chief Strategic Officer since October 2002. Mr. Smith was President and Chief Operating Officer of Sonic from April 1997 until October 2002. Mr. Smith has been a Sonic director since its organization in January 1997. Mr. Smith also serves as a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith, who is the son of O. Bruton Smith and the brother of David B. Smith, has been an executive officer of Town & Country Ford since 1993, and was a minority owner of both Town & Country Ford and Fort Mill Ford before Sonic’s acquisition of those dealerships in 1997. Mr. Smith became the General Manager of Town & Country Ford in November 1992 where he remained until his appointment as President and Chief Operating Officer of Sonic in April 1997. Mr. Smith has over 20 years experience in the automobile dealership industry.

David B. Smith, 36, is our Executive Vice President and a director since October 2008 and has served in Sonic’s organization since October 2000. Prior to being named a director and Executive Vice President of Sonic, Mr. Smith, also a son of O. Bruton Smith and the brother of B. Scott Smith, served as Sonic’s Senior Vice President of Corporate Development since March 2007. Prior to that appointment, Mr. Smith served as Sonic’s Vice President of Corporate Strategy from October 2005 to March 2007, and also served prior to that time as Dealer Operator of Sonic’s Arnold Palmer Cadillac dealership from January 2004 to October 2005, Sonic’s Fort Mill Ford dealership from January 2003 to January 2004 and Sonic’s Town and Country Ford dealership from October 2000 to December 2002.

William I. Belk, 61, has been a director of Sonic since March 1998. Mr. Belk is currently affiliated with Southeast Investments, NC, Inc., a FINRA member firm headquartered in Charlotte, NC. Mr. Belk’s past professional experience includes serving as a North Carolina District Court Judge, serving as a partner in the investment banking firm Carolina Financial Group, Inc., and serving in the positions of Chairman and director for certain Belk stores, a retail department store chain. Mr. Belk has also previously served as a director of Monroe Hardware Co., Inc., a wholesaler of hardware materials. Mr. Belk is an attorney with an LLM — Taxation and a Masters in Business Administration.

William R. Brooks, 61, has been a director of Sonic since its organization in January 1997. Mr. Brooks also served as Sonic’s initial Chief Financial Officer, Treasurer, Vice President and Secretary from January 1997 to April 1997. Since December 1994, Mr. Brooks has been the Vice President, Treasurer, Chief Financial Officer and a director of SMI, became Executive Vice President of SMI in February 2004 and became Vice Chairman in 2008. Mr. Brooks also serves as an executive officer and a director for various operating subsidiaries of SMI. Before the formation of SMI in December 1994, Mr. Brooks was the Vice President of Charlotte Motor Speedway (formerly Lowe’s Motor Speedway) and a Vice President and director of Atlanta Motor Speedway.

Victor H. Doolan, 70, has been a director of Sonic since July 2005. Prior to being appointed as a director of Sonic, Mr. Doolan served for approximately three years as president of Volvo Cars North America until his retirement in March 2005. Prior to joining Volvo, Mr. Doolan served as the Executive Director of the Premier Automotive Group, the luxury division of Ford Motor Company from July 1999 to June 2002. Mr. Doolan also enjoyed a 23-year career with BMW, culminating with his service as President of BMW of North America from September 1993 to July 1999. Mr. Doolan has worked in the automotive industry for approximately 36 years.

Robert Heller, 71, has been a director of Sonic since January 2000. Mr. Heller served as a director of FirstAmerica Automotive, Inc. from January 1999 until its acquisition by Sonic in December 1999. Mr. Heller was a director and Executive Vice President of Fair, Isaac and Company from 1994 until 2001, where he was responsible for strategic relationships and marketing. From 1991 to 1993, Mr. Heller was President and Chief Executive Officer of Visa U.S.A. Mr. Heller is a former Governor of the Federal Reserve System, and has had an extensive career in banking, international finance, government service and education. Mr. Heller currently serves as director of Bank of Marin.

Robert L. Rewey, 72, has been a director of Sonic since December 2001. Mr. Rewey served as the Group Vice President of Ford Motor Company’s North American Operations and Global Sales, Marketing and Customer Services from January 2000 until his retirement in April 2001. During his career with Ford, Mr. Rewey also served as President of Lincoln Mercury Division and then Ford Division and Group Vice President of North American sales, marketing and customer service. He has served on the board of directors for Volvo Cars and Mazda Corporation. In his prior positions, Mr. Rewey was responsible for initiating Ford’s global brand, motorsports and marketing executive development strategies. He also implemented innovations in Six Sigma for sales and marketing and developed short term vehicle leasing. Mr. Rewey has served as a member of the Board of Visitors, Fuqua School, Duke University and the Dean’s Council, Fisher School of Business, Ohio State University. Mr. Rewey currently serves as a director of SMI and of LoJack Corporation, a public company traded on the Nasdaq.

David C. Vorhoff, 55, has been a director of Sonic since April 2007. Mr. Vorhoff is a co-founding Partner of McColl Partners, LLC, and has served as a Managing Director of the firm since its founding in 2001. Headquartered in Charlotte, North Carolina, McColl Partners provides investment banking services to middle-market companies and financial institutions, and advises clients in three primary areas: mergers and acquisitions; raising private capital; and strategic advisory and valuation assignment. Prior to 2001, Mr. Vorhoff was a Managing Director of Banc of America Securities’ Health Care Group and of NationsBanc Montgomery Securities Health Care Group in New York, and of NationsBank Capital Markets’ mergers and acquisitions group in Charlotte. Mr. Vorhoff also served as a director of Star Scientific, a public company traded on the Nasdaq, from October 2005 to September 2007.

Board and Committee Member Independence

Because Mr. Bruton Smith holds more than 50% of the voting power of Sonic’s Common Stock, Sonic qualifies as a “controlled company” for purposes of the NYSE’s listing standards and is, therefore, not required to comply with all of the requirements of those listing standards, including the requirement that a listed company have a majority of independent directors. Nevertheless, Sonic is committed to having its board membership in favor of independent directors as evidenced by Sonic’s Corporate Governance Guidelines.

Our Board of Directors has determined that currently a majority of Sonic’s directors, including Messrs. Belk, Doolan, Heller, Rewey and Vorhoff, and all of the members of Sonic’s board committees, are “independent” within the meaning of the NYSE’s current listing standards and the rules and regulations of the SEC. The Board’s determination was based on its assessment of each director’s relationship with Sonic and the materiality of that relationship in light of all relevant facts and circumstances, not only from the standpoint of the director in his or her individual capacity, but also from the standpoint of the persons to which the director is related and organizations with which the director is affiliated. The Board of Directors applied Categorical Standards for Determination of Director Independence, which the Board adopted to assist it in evaluating the independence of each of its directors, and also considered the following transactions, relationships or arrangements. For Mr. Doolan, the Board of Directors considered his position as a non-employee director of Fisker Automotive, Inc., a privately-held vehicle manufacturer. The Board of Directors also considered Mr. Doolan’s position as a non-employee directors of True Car, Inc. (formerly ZAG, Inc.), a privately-held marketing company serving the automotive industry and any transactions between Sonic and its subsidiaries with True Car, Inc. For Mr. Rewey, the Board of Directors considered his position as a non-employee director of SMI and any transactions between Sonic and its subsidiaries and SMI and its subsidiaries. The Board of Directors also considered Mr. Rewey’s position as a non-employee director of LoJack and any transactions between LoJack and Sonic and its subsidiaries, and as a non-employee director of Dealer Tire, LLC and any relationships between Dealer Tire, LLC and Sonic and its subsidiaries or its executive officers. The Board of Directors determined that none of these transactions, relationships or arrangements impaired any of these individuals’ independence and that each of the independent directors met the Categorical Standards for Determination of Director Independence.

Board Meetings and Committees of the Board

Attendance at Board and Committee Meetings.  Our Board of Directors held five meetings during 2010. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served.

Executive Sessions of the Board of Directors.  The non-management directors meet in executive session without members of management present prior to or after each board meeting. Mr. Belk, as lead independent director, presides over these executive sessions of non-management directors.

Attendance at Annual Meetings of Stockholders.  Pursuant to the Board of Directors’ policy, all directors are strongly encouraged to attend our annual stockholders meetings. All of our directors attended last year’s annual stockholders meeting.

Board Leadership Structure and Role in Risk Oversight.  Sonic’s principal executive officer, Mr. O. Bruton Smith, also serves as the chairman of Sonic’s board. Because of Mr. O. Bruton Smith’s extensive business experience (and in particular the automotive industry), his founding of Sonic and his significant equity ownership in Sonic, and in light of the majority of independent directors on Sonic’s board, Sonic has determined it is appropriate that Mr. Smith serve in both roles. Sonic’s lead independent director, Mr. William I. Belk, presides over executive sessions of non-management directors without the presence of management, and coordinates feedback to the Chief Executive Officer on behalf of the non-employee directors regarding business issues and Board management.

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to Sonic. Sonic’s Board of Directors, including through Board Committees comprised solely of independent directors, regularly reviews various areas of significant risk to Sonic, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full Board of Directors include competition risks, industry risks, economic risks, liquidity risks, business operations risks and risks related to acquisitions and dispositions. Sonic’s Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of Sonic’s financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, treasury risks (insurance, credit and debt), matters reported to the Audit Committee through the Internal Audit Department and through anonymous reporting procedures, risks posed by significant litigation matters, and compliance with applicable laws and regulations. Sonic’s NCG Committee monitors compliance with Sonic’s Code of Business Conduct and Ethics, evaluates proposed affiliate transactions for compliance with Sonic’s Charter and applicable contracts, and reviews compliance with applicable laws and regulations related to corporate governance. Sonic’s Compensation Committee reviews and evaluates potential risks related to the attraction and retention of talent, and risks related to the design of compensation programs established by the Compensation Committee for Sonic’s executive officers.

Committees of the Board of Directors and their Charters.  The Board of Directors of Sonic has three standing committees: the Audit Committee, the Compensation Committee, and the NCG Committee. Each of these committees acts pursuant to a written charter, which was adopted by the Board of Directors and most recently amended in February 2006 for the Audit Committee and NCG Committee and December 2007 for the Compensation Committee.

The Audit Committee currently consists of Messrs. Heller (chairman), Belk, Doolan and Vorhoff. The Compensation Committee currently consists of Messrs. Rewey (chairman), Belk, Doolan and Heller. The NCG Committee currently consists of Messrs. Vorhoff (chairman), Doolan and Rewey. Set forth below is a summary of the principal functions of each committee.

Audit Committee.  The Audit Committee appoints Sonic’s independent accountants, reviews and approves the scope and results of audits performed by them and the Company’s internal auditors, and reviews and approves the independent accountant’s fees for audit and non-audit services. It also reviews certain corporate compliance matters and reviews the adequacy and effectiveness of the Company’s internal accounting and financial controls, its significant accounting policies, and its financial statements and related disclosures. A more detailed description of the Audit Committee’s duties and responsibilities can be found in its charter. Our Board of Directors has determined that each of Messrs. Heller, Belk, Doolan and Vorhoff qualifies as an “audit committee financial expert” as defined by the current rules of the SEC, is “financially literate” as that term is defined by the rules of the NYSE, has accounting or related financial management expertise and is “independent” under the rules and regulations of the SEC, including as defined in Rule 10A-3(b)(1), and the current listing standards of the NYSE. The Audit Committee met eight times during 2010.

Audit Committee Report

The Audit Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibilities relating to Sonic’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of Sonic’s financial reports. The Audit Committee manages Sonic’s relationship with Sonic’s independent accountants, who are ultimately accountable to the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is “financially literate” as such term is defined by the rules of the New York Stock Exchange (“NYSE”) and “independent” as such term is defined by the current rules of the NYSE and the Securities and Exchange Commission.

The Audit Committee reviewed and discussed the audited financial statements of Sonic with management and Ernst & Young LLP, Sonic’s independent accountants. Management has the responsibility for preparing the financial statements, certifying that Sonic’s financial statements are complete, accurate, and prepared in accordance with generally accepted accounting principles, and implementing and maintaining internal controls and attesting to internal control over financial reporting. The independent accountants have the responsibility for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee also discussed and reviewed with the independent accountants all matters required to be discussed by generally accepted auditing standards, including those described in SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. With and without management present, the Audit Committee discussed and reviewed the results of the independent accountants’ audit of the financial statements.

During 2010, the Audit Committee met eight times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement for the quarters ended December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010 with the chief financial officer and the independent accountants prior to public release. In addition, the Audit Committee regularly monitored the progress of management and the independent accountants in assessing Sonic’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress throughout the year.

In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent accountants the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee met separately with management, internal auditors and the independent accountants to discuss, among other things, the adequacy and effectiveness of Sonic’s internal accounting and financial controls, the internal audit function’s organization, responsibilities, budget and staffing and reviewed with both the independent accountants and the internal auditors their audit plans, audit scope, and identification of audit risks.

Based on these reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board and the Board approved that Sonic’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Committee also recommended the appointment of the independent accountants, Ernst & Young LLP, as Sonic’s independent accountants for the year ended December 31, 2011 and the Board concurred in such recommendation.

Robert Heller, Chairman
William I. Belk
Victor H. Doolan
David C. Vorhoff

Compensation Committee.  The Compensation Committee administers certain compensation and employee benefit plans of Sonic and annually reviews and determines compensation of all executive officers of Sonic. The Compensation Committee administers the Sonic Automotive, Inc. 1997 Stock Option Plan (the “Stock Option Plan”), the Sonic Automotive, Inc. Employee Stock Purchase Plan, the Sonic Automotive, Inc. Amended and Restated Incentive Compensation Plan (the “Incentive Compensation Plan”), the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”), the Sonic Automotive, Inc. Supplemental Executive Retirement Plan (the “SERP”) and certain other employee stock plans, approves individual grants of equity-based compensation under the plans it administers and periodically reviews Sonic’s executive compensation programs and takes action to modify programs that yield payments or benefits not closely related to Sonic’s or its executives’ performance. The Compensation Committee also periodically reviews compensation of non-management directors and makes recommendations to the full Board, who determines the amount of such compensation. In formulating its recommendation to the full board, the Compensation Committee considers the recommendations of management. The Board of Directors has determined that all committee members are “independent” as defined in the current listing standards of the NYSE and the rules and regulations of the SEC. The Compensation Committee met five times during 2010.

Nominating and Corporate Governance Committee.  The NCG Committee is responsible for identifying individuals who are qualified to serve as directors of Sonic and for recommending qualified nominees to the Board of Directors for election or re-election as directors of Sonic. The NCG Committee will consider director nominees submitted by stockholders in accordance with the provisions of Sonic’s Bylaws. The NCG Committee is also responsible for recommending committee members and chairpersons of committees of our Board of Directors and for establishing a system for, and monitoring the process of, performance reviews of the Board of Directors and its committees. Finally, the NCG Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles applicable to Sonic and for monitoring compliance with Sonic’s Code of Business Conduct and Ethics. The Board of Directors has determined that all committee members are “independent” as defined in the current listing standards of the NYSE and the rules and regulations of the SEC. The NCG Committee met three times during 2010.

The NCG Committee has a process of identifying and evaluating potential nominees for election as members of the Board of Directors, which includes considering recommendations by directors and management and may include engaging third party search firms to assist the NCG Committee in identifying and evaluating potential nominees. The NCG Committee has adopted a policy that stockholder nominees for director will be treated the same as nominees submitted by other directors or management.

As set forth in Sonic’s Bylaws, Sonic’s Corporate Governance Guidelines and the charter of Sonic’s Nominating and Corporate Governance Committee, the NCG Committee considers potential nominees for directors from all sources, develops information from many sources concerning the potential nominee, and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board of Directors. Sonic’s qualification standards for directors are set forth in its Corporate Governance Guidelines. These standards include the director’s or nominee’s:

•	independent judgment;

•	ability to qualify as an “independent” director (as defined under applicable SEC rules and regulations and NYSE listing standards);

•	ability to broadly represent the interests of all stockholders and other constituencies;

•	maturity and experience in policy making decisions;

•	time commitments, including service on other boards of directors;

•	business skills, background and relevant expertise that are useful to Sonic and its future needs;

•	willingness and ability to serve on committees of the board of directors; and

•	other factors relevant to the NCG Committee’s determination.

As stated in Sonic’s Corporate Governance Guidelines, the Board of Directors should be composed ideally of persons having a diversity of skills, background and expertise that are useful to Sonic and its future and ongoing needs. With this goal in mind, when considering potential nominees for the Board of Directors, the NCG Committee considers the standards above and each potential nominee’s individual qualifications in light of the composition and needs of the Board of Directors at such time and its anticipated composition and needs in the future, but a director nominee should not be chosen nor excluded based on race, color, gender, national origin or sexual orientation.

Based on this process, the NCG Committee identified and recommended that Messrs. O. Bruton Smith, B. Scott Smith, David B. Smith, William I. Belk, William R. Brooks, Victor H. Doolan, Robert Heller, Robert L. Rewey and David C. Vorhoff be nominated for re-election to the Board of Directors. In determining each nomination was appropriate and that each is qualified to serve on the Board of Directors, the NCG Committee considered the following:

Mr. William I. Belk:  Mr. Belk has extensive consumer retail experience, serving in many positions of responsibility over a lengthy previous career in Belk Stores, a retail department store chain in the Southeastern U.S. controlled by the Belk family; has served on Sonic’s Board of Directors, Audit Committee and Compensation Committee since March 1998; and has further served as Sonic’s Lead Independent Director since August 2002.

Mr. William R. Brooks:  Mr. Brooks has significant accounting and financial management expertise, having served as Chief Financial Officer of SMI, a publicly traded corporation, since 1994; has further served on Sonic’s Board of Directors since the company’s inception in 1997; and further serves as an officer and director of SFC, which is the largest stockholder of Sonic.

Mr. Victor H. Doolan:  Mr. Doolan has significant expertise in the automotive industry, and particularly in manufacturing, sales and marketing, serving previously as President of Volvo Cars North America, as Executive Director of the Premier Automotive Group (the luxury division of Ford Motor Company during his tenure), and a 23-year career with BMW culminating with his service as President of BMW of North America; and has served on Sonic’s Board of Directors, Audit Committee and Nominating and Corporate Governance Committee since July 2005.

Mr. Robert Heller:  Mr. Heller has significant expertise in economics, business, banking and consumer finance, having served previously as a Governor of the Federal Reserve System, President and Chief Executive Officer of Visa U.S.A., and as a director and Executive Vice President of Fair, Isaac and Company; and has served on Sonic’s Board of Directors, Audit Committee and Compensation Committee since January 2000.

Mr. Robert L. Rewey:  Mr. Rewey has significant expertise in the automotive industry, and particularly in manufacturing, sales and marketing; during a lengthy and distinguished career with Ford Motor Company, Mr. Rewey held numerous positions of authority, including Group Vice President of Ford Motor Company’s North American Operations and Global Sales, Marketing and Customer Services, President of the Ford Division, President of the Lincoln Mercury Division; and has served on Sonic’s Board of Directors, Compensation Committee and Nominating and Corporate Governance Committee since December 2001.

Mr. B. Scott Smith:  Mr. Smith is the Co-Founder of Sonic; has served as an executive officer and director of Sonic since the company’s inception in 1997; has over 21 years of experience working in the automobile dealership industry; is the son of Mr. O. Bruton Smith, the Chairman, CEO and controlling stockholder; and owns, directly and indirectly, a substantial percentage of Sonic’s outstanding common stock that provides him with a significant level of voting power of Sonic.

Mr. David B. Smith:  Mr. Smith has over 11 years of experience working in the automobile dealership industry; has served in several key roles as a manager and officer of Sonic over his almost 11 years of employment with the company; and is the son of Mr. O. Bruton Smith, the Chairman, CEO and controlling stockholder of Sonic.

Mr. O. Bruton Smith:  Mr. Smith is the Founder of Sonic; has served as Chairman and Chief Executive Officer of Sonic since the company’s inception in 1997; owns, directly and indirectly, a significant percentage of Sonic’s outstanding common stock that provides him with majority voting power of Sonic; and has extensive expertise in the automotive dealership industry, having worked in the industry since 1966.

Mr. David C. Vorhoff:  Mr. Vorhoff has significant expertise in investment banking and mergers and acquisitions. Mr. Vorhoff is a co-founding Partner of McColl Partners, LLC, an investment banking firm headquartered in Charlotte, NC, and has served as a Managing Director of the firm since its founding in 2001; prior investment banking experience as a Managing Director of Banc of America Securities’ Health Care Group and of NationsBanc Montgomery Securities’ Health Care Group in New York, and of NationsBank Capital Markets’ mergers and acquisitions group in Charlotte; and has served on Sonic’s Board of Directors, Audit Committee and Nominating and Corporate Governance Committee since April 2007.

How to Communicate with the Board of Directors and Non-Management Directors.  Stockholders or interested parties wishing to communicate with our Board of Directors, or any of our individual directors, including the lead independent director presiding over non-management executive sessions, may do so by sending a written communication addressed to the respective director(s), or in the case of communications to the entire Board of Directors addressed to the attention of Sonic’s Corporate Secretary, in care of Sonic Automotive, Inc., 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212. Stockholders or interested parties wishing to communicate with our non-management directors as a group may do so by sending a written communication to William I. Belk, as lead independent director, at this address. Any communication addressed to any director that is received at Sonic’s principal office will be delivered or forwarded to the respective director(s) as soon as practicable. Any communication addressed to the Board of Directors, in general, will be promptly delivered or forwarded to each director.

Stockholder Nominations of Directors

Stockholders may recommend a director candidate for consideration by the NCG Committee by submitting the candidate’s name in accordance with provisions of our Bylaws that require advance notice to Sonic and certain other information. In general, under the Bylaws, the written notice must be received by Sonic’s Corporate Secretary not less than sixty (60) and not more than ninety (90) days prior to the annual meeting. The notice must contain, among other things, the nominee’s name, date of birth, business and residential addresses and the information that would be required to be disclosed about the nominee pursuant to the SEC’s rules in a proxy statement and, with respect to the stockholder submitting the nomination and anyone acting in concert with that stockholder, the name and business addresses of the stockholder and the person acting in concert with the stockholder, a representation that the stockholder is a record holder of Voting Stock, a description of all arrangements, understandings or relationships between or among the stockholder, any person acting in concert with the stockholder and the nominee and the class and number of shares of Voting Stock beneficially owned by the stockholder and any person acting in concert with that stockholder. A stockholder who is interested in recommending a director candidate should request a copy of Sonic’s Bylaw provisions by writing to Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic’s principal executive offices.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting your advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 15 to 31 of this Proxy Statement.

Our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our stockholders. We also believe that both the Company and stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. We are providing Sonic’s stockholders an opportunity to cast a non-binding advisory vote on our compensation program at the Annual Meeting. This proposal, commonly known as a “say-on-pay” proposal, gives you, as a Sonic stockholder, an opportunity to endorse or not endorse the compensation we pay to our named executive officers.

We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement for additional details on Sonic’s executive compensation, including Sonic’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2010.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices used to structure compensation, which are described in this Proxy Statement. Accordingly, we are asking you to vote, on a non-binding advisory basis, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Sonic Automotive, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 15 to 31 of this Proxy Statement, is hereby approved.”

Your vote is advisory and will not be binding upon our Board of Directors. However, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ADVISORY VOTE ON FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing Sonic’s stockholders with the opportunity to cast a non-binding advisory vote on how frequently we should seek the non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say on pay” vote, as provided in Proposal 2. This non-binding advisory vote is referred to here as the “frequency of say on pay” vote. Under this Proposal 3, you may vote on whether you would prefer to have a “say on pay” vote every year, every 2 years or every 3 years.

The “say on pay” and “frequency of say on pay” voting provisions are new and, based upon current information, our Board of Directors believes that the “say on pay” advisory vote should be conducted every year. An annual non-binding advisory vote on executive compensation will allow our stockholders to provide input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of 1 year, 2 years or 3 years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Sonic Automotive, Inc. is to hold a non-binding advisory vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (including the Compensation Discussion and Analysis, compensation tables and narrative discussion).”

You are not voting to approve or disapprove our Board of Directors’ recommendation.

While this advisory vote on the frequency of the “say on pay” vote is non-binding, our Board of Directors and Compensation Committee will give careful consideration to the choice that receives the most votes when considering the frequency of future “say on pay” votes.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A “1 YEAR” FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as the principal independent registered public accounting firm of Sonic for the fiscal year ending December 31, 2011. Ernst & Young LLP has acted in such capacity for Sonic since the Audit Committee approved the engagement of Ernst & Young LLP on June 9, 2008.

Ernst & Young LLP’s reports on the financial statements for each of the fiscal years ended December 31, 2009 and 2010 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. Nevertheless, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice and will reconsider whether to retain Ernst & Young LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Sonic.

Fees and Services

For the fiscal years ended December 31, 2009 and 2010, fees for services provided by Ernst & Young LLP were as follows:

	2009	2010

Audit Fees (1)
Recurring Audit and Quarterly Reviews	$1,905,151	$1,126,827
Registration Statements and Related Services	410,453	255,147
Audit-Related Fees (2)	—	—
Tax Fees (3)
Tax Compliance Services	—	—
Tax Planning and Advice	77,339	30,763
All Other Fees (4)	1,500	—

(1)	Audit fees consist of fees billed for professional services rendered in connection with or related to the audit of our consolidated annual financial statements, for the review of interim consolidated financial statements in Form 10-Qs, for service normally provided in connection with statutory and regulatory filings or engagements, including registration statements, and for services related to compliance with Section 404 of the Sarbanes-Oxley Act. Certain of Ernst & Young LLP’s fees will be billed in 2011 as services are rendered in connection with the audit of Sonic’s financial statements for the fiscal year ended December 31, 2010. Further, the 2009 reported amounts in Sonic’s Definitive Proxy Statement filed March 5, 2010 have been adjusted to reflect billings received subsequent to March 5, 2010 for services performed related to the audit of Sonic’s financial statements for the fiscal year ended December 31, 2009.

(2)	Audit-related fees consist of fees billed in the respective year for assurance and related services reasonably related to the performance of the audit or review of our audited or interim consolidated financial statements and are not reported under the heading “Audit Fees.”

(3)	Tax fees consist of fees billed in the respective year for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees billed in the respective year for products and services other than the services reported in other categories. Other fees consist of an on-line accounting literature service.

The Audit Committee considers the provision of these non-audit services to be compatible with maintaining Ernst & Young LLP’s independence.

Pre-approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for pre-approving all services provided by Sonic’s independent registered public accounting firm and pre-approved all of the services provided in 2010. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated its pre-approval authority to its chairman. The chairman in turn reports to the Audit Committee at least quarterly on audit and non-audit services he pre-approved since his last report.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2010 Executive Officer Compensation Program

The policy of the Compensation Committee is to:

•	link executive compensation to Sonic’s business strategy and performance to attract, retain and reward key executive officers;

•	provide performance incentives and equity-based compensation to align the long-term interests of executive officers with those of Sonic’s stockholders; and

•	offer salaries, incentive performance pay opportunities and perquisites that are competitive in the marketplace.

Sonic’s executive compensation program is comprised primarily of two components: annual cash compensation, paid in the form of annual salary and performance-based bonuses, and long-term compensation, paid principally in the form of performance-based restricted shares of, performance-based restricted stock units convertible into shares of, and options to purchase, Sonic’s Class A Common Stock. This compensation program is designed to place emphasis on performance-based compensation. The Compensation Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation in the first quarter of each year based on several factors, including management’s recommendations approved by the Chief Executive Officer. Management’s recommendations are developed under the supervision of the Chief Executive Officer through a collaborative process involving members of Sonic’s senior management team. The President, Chief Financial Officer and other members of senior management presented management’s written recommendations, reports and proposals on 2010 compensation to the Compensation Committee. These recommendations and proposals addressed topics such as base salaries, overall structure, target levels and payout levels for the annual cash bonus program under Sonic’s Incentive Compensation Plan, equity awards to executive officers, a Supplemental Executive Retirement Plan, and management’s rationale for these recommendations. The Compensation Committee considered these recommendations before determining compensation.

Annual Cash Compensation

Annual cash compensation for Sonic’s executive officers consists of a base salary and the potential for an annual performance-based cash bonus. The annual cash compensation paid by Sonic to its executive officers during 2010 was targeted to be competitive principally in relation to other automotive retailing companies (such as those included in the Peer Group Index in the performance graph appearing in our annual report to stockholders). While the Compensation Committee analyzes the competitiveness of annual cash compensation paid by Sonic to its executives in comparison to data from comparable companies, the Compensation Committee has not adopted any specific benchmarks for compensation of Sonic’s executives in comparison to other companies. In July 2009, the Compensation Committee engaged Hay Group, an independent consulting firm that specializes in executive compensation, to provide an analysis of the competitiveness of base salaries, annual cash bonus programs, total cash compensation (base salary plus cash bonus), long-term incentives and total direct compensation (total cash compensation plus the value of long-term incentives), as well as a review of perquisites and executive benefits, paid or provided by Sonic to its executive officers in comparison to Sonic’s publicly traded automotive retail peer companies (Asbury Automotive Group, Inc., AutoNation, Inc., CarMax, Inc., Group 1 Automotive, Inc., Lithia Motors, Inc., and Penske Automotive Group, Inc.) and certain other companies recommended by Hay Group as appropriate for comparison (Advance Auto Parts, Inc., AutoZone, Inc., Avis-Budget Group, Inc., Dollar Tree Stores, Inc., Family Dollar Stores, Inc., Genuine Parts Co., Hertz Global Holdings, Inc. and The Pep Boys — Manny, Moe & Jack). In its reports, dated September 15, 2009 and October 5, 2009, respectively, Hay Group provided a comparison of base salary, cash bonus, total cash compensation, long-term incentives and total direct compensation of each executive officer and benefits and perquisites, and a competitive analysis of the compensation structure of Sonic’s Chief Executive Officer, President, Chief Financial Officer, Executive Vice President of

Operations and Executive Vice President. The Compensation Committee referred to these reports and management’s recommendations in determining executive compensation for 2010.

Annual Salary

The base salaries of Sonic’s executive officers and adjustments to executive officers’ base salaries are generally based upon a subjective evaluation of the executive’s performance by the Compensation Committee, executive compensation of comparable companies and management’s recommendations. The Compensation Committee’s evaluation is based upon non-quantitative factors such as the current responsibilities of each executive officer, the compensation of similarly situated executive officers of comparable companies, the performance of each executive officer during the prior calendar year (including subjective and objective evaluations of the performance of business units and functions under the particular executive’s supervision), and competitive factors and retention purposes. In February 2010, the Compensation Committee approved an increase in the annual base salary of Mr. Cosper to $735,000 and Mr. Dyke to $772,500, each effective March 1, 2010, in consideration of the then current responsibilities of Messrs. Cosper and Dyke, the compensation of similarly situated executive officers of comparable companies and subjective evaluations of each of Mr. Cosper’s and Mr. Dyke’s respective performances during the 2009 calendar year. The Compensation Committee did not adjust the base salaries of any other executive officer for fiscal 2010.

Performance-Based Cash Bonuses

During 2010, Messrs. Bruton Smith, Scott Smith, Cosper, Dyke and David Smith participated in the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”). Compensation under the Incentive Compensation Plan is intended to provide highly-qualified executives and other key employees with an incentive to devote their best efforts to Sonic and enhance the value of Sonic for the benefit of stockholders. After consideration of management’s recommendations, on February 26, 2010, the Compensation Committee established objective, performance-based goals and potential bonus award amounts for Messrs. Bruton Smith, Scott Smith, Cosper, Dyke and David Smith for the performance period beginning January 1, 2010 and ending December 31, 2010, with annual cash bonuses (if any) to be paid as soon as administratively practicable following the Compensation Committee’s determination of the extent to which the specified performance goals were achieved. The amount of potential performance-based cash bonus for these individuals was based on a percentage of their respective annual base salary during the performance period. The Compensation Committee established two categories of performance goals for each of the executive officers: defined earnings per share (“EPS”) levels and customer satisfaction performance for Sonic’s dealerships in specified major brands. In establishing the potential bonus awards for each executive officer, the Compensation Committee chose to more heavily weight the EPS component to more closely tie the executive’s bonus to the profitability the stockholders receive.

EPS was selected as the primary performance goal with the objective to closely align the executive officers’ cash bonuses with profitability delivered to Sonic’s stockholders during 2010. For purposes of the Incentive Compensation Plan performance goals in 2010, EPS was defined as (A) Sonic’s net income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted to fix the income tax rate on continuing and discontinued operations at 40.0% and to take into account the timing of the disposition of dealerships during 2010 such that the budget and actual performance of dealerships disposed of during 2010 shall be included in the calculation only for the period up to the date of such disposition, and excluding the effects of (i) any gain or loss recognized by Sonic on the disposition of dealerships (including asset or lease impairment charges related to a decision to sell a particular dealership), (ii) asset write-downs and impairment charges, (iii) debt restructuring charges and costs, (iv) litigation judgments or settlements attributable to four identified lawsuits in which Sonic or a subsidiary of Sonic is a party, (v) any assessed withdrawal liability or settlement against Sonic and/or any of Sonic’s subsidiaries with respect to any of Sonic’s dealership subsidiaries that participate in or have participated in a specified multiemployer pension plan, and (vi) the cumulative effect of any changes in GAAP during 2010, divided by (B) a diluted weighted average share count of 40,000,000 shares. The Committee determined that for the 2010 cash bonus program, the EPS minimum, target and maximum objectives would be determined by reference to the actual volume of industry-wide new vehicles sold in the United States during the 2010 calendar year as reported by the National Automobile Dealers Association (the “2010 Industry Volume Level”). The performance objectives established for defined EPS levels applicable to each of

Messrs. Bruton Smith, Scott Smith, Cosper, Dyke and David Smith were established by the Compensation Committee on February 26, 2010 as follows: for a 2010 Industry Volume Level of 10.0 million, the minimum EPS objective was $0.50, the target EPS objective was $0.63, and the maximum EPS objective was $0.69; for a 2010 Industry Volume Level of 11.0 million, the minimum EPS objective was $0.66, the target EPS objective was $0.82 and the maximum EPS objective was $0.90; and for a 2010 Industry Volume Level of 12.0 million, the minimum EPS objective was $0.91, the target EPS objective was $1.14 and the maximum objective was $1.25. For 2010 Industry Volume Level between 10.0 million and 11.0 million, or between 11.0 million and 12.0 million, the minimum objective, target objective and maximum objective would be a pro rata amount between the respective objectives for such 2010 Industry Volume Level determined on a linear basis. For 2010 Industry Volume Level below 10.0 million, the minimum objective, target objective and maximum objective would be correspondingly reduced on a linear basis. For 2010 Industry Volume Level above 12.0 million, the minimum objective, target objective and maximum objective would be correspondingly increased on a linear basis. The EPS-Based bonus payable was computed as a percentage of the respective executive officer’s annual base salary earned during the performance period, with no bonus paid for performance below the minimum objective for defined EPS; a bonus of 40% of annual base salary earned during the performance period for achieving the minimum objective for defined EPS; a bonus of 100% of annual base salary earned during the performance period for achieving the target objective for defined EPS; and a maximum bonus of 135% of annual base salary earned during the performance period for achieving the maximum objective for defined EPS. For performance achieved that fell between two defined objectives, the Compensation Committee determined that the bonus payable would equal a pro rata amount of the bonus level between the two applicable defined objectives. The bonus payable would not exceed 135% of annual base salary earned during the performance period for performance achieved above the maximum EPS objective. In addition, if Sonic’s achieved defined EPS for 2010 was less than the break-even level of $0.00, or a loss, no EPS bonus would be paid pursuant to the Incentive Compensation Plan, regardless of the 2010 Industry Volume Level. The target objective for defined EPS established by the Committee at specified 2010 Industry Volume Levels were selected to align closely with the mid-point of the range of management’s internal forecast at such time for net income from continuing operations for 2010 at the specified 2010 Industry Volume Levels, giving effect to management’s internal forecast at such time for anticipated loss from discontinued operations for 2010, and other anticipated relevant information. After establishing the target objectives for the specified 2010 Industry Volume Levels, the minimum objectives for defined EPS at the specified 2010 Industry Volume Levels were established at 80% of the target objective at such specified 2010 Industry Volume Level, and the maximum objectives for defined EPS at the specified 2010 Industry Volume Levels were established at 110% of the target objective at such specified 2010 Industry Volume Level. In establishing these bonus award amounts and performance goals, the Compensation Committee expressly reserved the right to reduce bonus awards in the event that the Compensation Committee determined that subjective or other factors warranted a reduction.

Customer satisfaction (“CSI”) performance in specified major brands was selected as the other performance goal in order to align the executive officers’ cash bonuses with two other important company goals: (i) meeting the expectations of our dealership customers and (ii) meeting the expectations of our manufacturers. The CSI performance objective was based on the percentage of Sonic’s dealerships in specified major brands, as reported by the applicable manufacturer, which met or exceeded their applicable manufacturer’s objective CSI standard for approval of dealership acquisitions for the performance period ending as of December 31, 2010. Only dealerships owned by Sonic for the entire 2010 calendar year were to be included in determining achievement of the CSI performance goals. The performance objectives established for CSI performance applicable to each of Messrs. Bruton Smith, Scott Smith, Cosper, Dyke and David Smith were established by the Compensation Committee on February 26, 2010 as follows: no bonus paid for performance below the minimum objective of 65% of such dealerships achieving the requisite CSI performance; a bonus of 5% of annual base salary earned during the performance period for achieving the minimum objective of 65% of such dealerships achieving the requisite CSI performance; a bonus of 15% of annual base salary earned during the performance period for achieving the target objective of 70% of such dealerships achieving the requisite CSI performance; and a maximum bonus of 25% of annual base salary earned during the performance period for achieving the maximum objective of 75% of such dealerships achieving the requisite CSI performance. For performance achieved that fell between two defined objectives, the Compensation Committee determined that the bonus payable would equal a pro rata amount of the bonus level between the two applicable defined objectives. For performance achieved above the maximum objective, the bonus payable for the CSI component would be capped out at 25% of annual base salary earned during the performance period. In establishing these bonus award amounts and performance goals, the Compensation Committee expressly reserved the right to reduce bonus awards in the event that the Compensation Committee determined that subjective or other factors warranted a reduction. Consistent with the terms of the Incentive Compensation Plan in effect at such time, the Compensation Committee also capped the aggregate cash bonus payable to any executive officer at a $3.0 million maximum amount.

On February 25, 2011, based on management’s report regarding Sonic’s performance against the performance-based goals, the Compensation Committee certified that the objective, performance-based criteria for the defined EPS component had been met at the maximum objective level because Sonic achieved a defined EPS of $1.24 for a 2010 Industry Volume Level of 11.6 million and the CSI component had been met at the maximum objective level because 81% of the applicable dealerships had met or exceeded the requisite CSI performance. This resulted in bonuses for each criterion as follows: 135% of annual base salary earned during the performance period for the defined EPS component and 25% of annual base salary earned during the performance period for the CSI component. As a result, the Compensation Committee authorized award amounts for each of the executive officers for the specified levels of achievement within those performance categories in the following amounts: $1,760,000 for Bruton Smith; $1,520,000 for Scott Smith, $1,166,667 for David Cosper, $1,230,000 for Jeff Dyke and $968,000 for David Smith. The Compensation Committee approved payment of these award amounts on or promptly after February 25, 2011.

Long-term Equity Compensation

The Compensation Committee believes that equity-based compensation is an effective means of aligning the long-term interests of Sonic’s key officers and employees with those of its stockholders, to provide incentives to, to attract and retain and to encourage equity ownership by, key officers and employees providing service to Sonic and its subsidiaries upon whose efforts Sonic’s success and future growth depends. Sonic’s long-term compensation program is based principally upon awards of (a) performance-based restricted shares of Sonic’s Class A Common Stock, (b) performance-based restricted stock units convertible into shares of Sonic’s Class A Common Stock, and (c) options to purchase Sonic’s Class A Common Stock under the Sonic Automotive, Inc. 1997 Stock Option Plan (the “Stock Option Plan”) and the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”). Awards of stock options, restricted stock or restricted stock units are based generally upon a subjective evaluation of the executive’s performance by the Compensation Committee, executive compensation of comparable companies, and management’s recommendations submitted to the Compensation Committee. The Compensation Committee’s evaluation considers a number of non-quantitative factors, including the responsibilities of the individual officers for and contribution to Sonic’s operating results (in relation to other recipients of Sonic equity awards), and their expected future contributions, as well as prior awards to the particular executive officer.

In December 2009, the Compensation Committee evaluated the form of equity compensation grants to executive officers, and, after giving consideration to the more stabilized economic conditions, automotive industry conditions and market valuation of Sonic’s stock, determined to return to awards of performance-based restricted stock and restricted stock units to the executive officers during 2010. On February 26, 2010, the Compensation Committee determined it was in the best interests of Sonic’s stockholders to grant performance-based restricted shares of Class A Common Stock and restricted stock units to executive officers of Sonic for the 2010 calendar year under the Stock Incentive Plan in the following amounts: Mr. O. Bruton Smith, 60,500 restricted stock units; Mr. B. Scott Smith, 52,250 restricted stock units; Mr. David Cosper, 38,500 restricted shares of Class A Common Stock; Mr. Jeff Dyke, 41,250 restricted shares of Class A Common Stock; and Mr. David Smith, 33,275 restricted stock units.

These restricted shares and restricted stock units were subject to forfeiture based upon Sonic’s achievement of defined EPS levels for the 2010 calendar year, under the same criteria as established by the Compensation Committee for the defined EPS component of the executive officers’ Incentive Compensation Plan cash bonus terms for 2010 (see “— Performance-Based Cash Bonuses” above). The Compensation Committee chose the defined EPS-based performance criteria for the restricted share and restricted stock unit grants for the same reasons as it was chosen to be the primary performance criteria for performance-based cash bonuses, as set forth above. The performance-based restricted stock and restricted stock unit awards vest in three equal annual installments, with the first 1/3 vesting on March 31, 2011 and 1/3 vesting on each of the 2nd and 3rd anniversaries of the date of grant. Nevertheless, the Compensation Committee chose to establish a one-year defined EPS performance condition primarily because of the difficulty of providing an accurate forecast for Sonic’s EPS for a three-year future period. The specific performance objectives for the restricted share and restricted stock unit grants to Messrs. Bruton Smith, Scott Smith, Cosper, Dyke and David Smith are as follows. For achievement of defined EPS in 2010 below 75% of the applicable EPS target objective established by the Committee, the restricted stock grants and restricted stock unit grants were to be forfeited in their entirety. For achievement of defined EPS in 2010 at or above 75% of the applicable EPS target objective established by the Committee, the number of restricted shares and restricted stock units that would remain outstanding would equal (a) the number of restricted shares or restricted stock units granted multiplied by (b) Sonic’s actual defined EPS for the 2010 fiscal year expressed as a percentage of the applicable EPS target objective, but such percentage would not exceed 100% for purposes of this grant, and the remaining restricted shares and restricted stock units would be forfeited.

As a result of the Company’s EPS for fiscal year 2010, the Compensation Committee certified the awards described above to the following amounts: Mr. O. Bruton Smith, 60,500 restricted stock units; Mr. B. Scott Smith, 52,250 restricted stock units; Mr. David P. Cosper, 38,500 restricted shares; Mr. Jeff Dyke, 41,250 restricted shares; and Mr. David Smith, 33,275 restricted stock units.

For additional details concerning the options and restricted stock granted to and held by the executive officers during the 2010 calendar year, see “— Compensation of Executive Officers,” “— Grants of Plan-Based Awards During 2010,” “— Outstanding Equity Awards at Fiscal 2010 Year-End” and “— Option Exercises and Stock Vested During 2010.”

Deferred Compensation Plan and Other Benefits

Executive officers of Sonic (including the Chief Executive Officer) were also eligible to participate in the Sonic Automotive, Inc. Deferred Compensation Plan (the “Deferred Plan”) during the 2010 calendar year. For 2010, executive officers could elect to defer a portion of their annual cash compensation, up to 75% of base salary and up to 100% of eligible incentive bonus amounts. For plan years prior to January 1, 2010, Sonic made matching contributions of 20% of the amount deferred by each employee, not to exceed $10,000 per plan year in matching contributions, but Sonic subsequently suspended such cash matching contributions under the Deferred Plan for deferrals attributable to a plan year, beginning with the 2010 plan year. Sonic may also make supplemental contributions for eligible employees to make up for the additional matching contributions the employees would have received under Sonic’s 401(k) plan in the absence of legal limitations on the amount of compensation that could be considered under the 401(k) plan (e.g., $245,000 for 2010). No supplemental contributions were made by Sonic for the 2010 plan year. Sonic’s contributions generally vest based on an employee’s full years of Deferred Plan participation with 20% vesting for each year so that an employee is fully vested after five years of participation. Participation in the Deferred Plan is offered annually to a select group of our management and highly compensated employees. Contributions by participants in the Deferred Plan, including the executive officers, are credited with a rate of return (positive or negative) based on deemed investments selected by a participant from among several different investment funds offered by the third-party administrator of the Deferred Plan, with such deemed earnings determined by the actual market performance of the investment funds selected by the participant. Mr. Cosper was a participant in the Deferred Plan during 2010 and received Company matching contributions for deferrals attributable to the 2009 plan year, the amount of which is reflected in the “All Other Compensation” column in “— Compensation of Executive Officers — Summary Compensation Table.” Please see the discussion under “— Nonqualified Deferred Compensation Plans for 2010” for further information about the Deferred Plan.

Each of the executive officers of Sonic was also afforded the use of company demonstrator vehicles for personal use during 2010. Personal use of company vehicles is a common competitive perquisite afforded to executives in the automobile dealership industry with both publicly-held and privately-owned dealership companies. During 2010, each of Messrs. Bruton Smith, Scott Smith, Cosper, David Smith and Dyke was afforded the use of Company vehicles for personal use, the imputed value of which was $85,896 for Mr. Bruton Smith, $53,355 for Mr. Scott Smith, $27,816 for Mr. David Smith, and the imputed value for the other executive officers is reflected in the “All Other Compensation” column for the particular executive officer in “— Compensation of Executive Officers — Summary Compensation Table.”

Executive officers of Sonic (including the Chief Executive Officer) were also eligible in 2010 to participate in various benefit plans on similar terms to those provided to other employees of Sonic. These benefit plans provided to employees of Sonic, including the executive officers, are intended to provide a safety net of coverage against various events, such as death, disability and retirement.

Supplemental Executive Retirement Plan

The Sonic Automotive, Inc. Supplemental Executive Retirement Plan (the “SERP”) was adopted effective as of January 1, 2010. The SERP is a nonqualified deferred compensation plan that is considered unfunded for federal tax purposes and intended for a select group of management or highly compensated employees. The Compensation Committee adopted the SERP in order to attract and retain key employees by providing a retirement benefit in addition to the benefits provided by Sonic’s tax-qualified and other nonqualified deferred compensation plans. The Compensation Committee selects the employees who will become SERP participants and designates each such employee as a Tier 1 participant, Tier 2 participant or Tier 3 participant. Messrs. David P. Cosper and Jeff Dyke were designated as Tier 1 participants in the SERP effective as of January 1, 2010.

Subject to a specified vesting schedule, the SERP generally provides a retirement benefit in the form of an annual payment for a period of 15 years, with the annual payment based on a specified percentage of the participant’s “final average salary.” The annual payment for a Tier 1 participant is based on 50% of final average salary. The annual payment for a Tier 2 participant is based on 40% of final average salary. The annual payment for a Tier 3 participant is based on 35% of final average salary. Final average salary generally means the average of the participant’s highest three annual base salaries during the last five plan years prior to the participant’s separation from service with Sonic. A participant is generally eligible for the vested portion of his or her SERP benefit upon normal retirement after reaching age 65 or age 55 with at least 10 years of employment with Sonic. If a participant leaves Sonic before qualifying for normal retirement, the participant’s SERP benefit generally is reduced for early retirement (in addition to application of the vesting schedule). The vested benefit is reduced by 10% for each year the participant’s payment commencement date precedes the earliest date the participant would have been eligible for normal retirement. The reduction for early retirement does not apply to Mr. Cosper. Please see the discussion under “— Pension Benefits for 2010” for further information about the SERP.

Federal Income Tax Considerations

As noted above, the compensation paid to Sonic’s executive officers is based primarily on the performance of Sonic. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits Sonic’s annual federal income tax deduction for compensation paid to certain covered employees (generally, the Chief Executive Officer and certain other executive officers subject to Section 162(m) of the Code) to $1.0 million with respect to each such executive officer, unless the compensation qualifies as “performance-based.” Executive officer compensation attributable to the exercise of stock options granted under the Stock Option Plan and Stock Incentive Plan, awards of performance-based restricted stock or performance-based restricted stock units pursuant to the Stock Incentive Plan and annual cash bonuses paid under the Incentive Compensation Plan generally are intended to qualify as fully deductible performance-based compensation. The Compensation Committee intends to continue to manage Sonic’s executive compensation program in a manner that will preserve federal income tax deductions. However, the Compensation Committee also must approach executive compensation in a manner which will attract, motivate and retain key personnel whose performance increases the value of Sonic. Accordingly, the Compensation Committee may from time to time exercise its discretion to award compensation that may not be deductible under Section 162(m) of the Code when in its judgment such award would be in the interests of Sonic.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sonic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and this Proxy Statement.

Robert L. Rewey, Chairman
William I. Belk
Victor H. Doolan
Robert Heller

Compensation of Executive Officers

The following table sets forth compensation paid by or on behalf of Sonic to the principal executive officer and principal financial officer of Sonic and to Sonic’s other named executive officers for services rendered during Sonic’s fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010:

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
				Stock		Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards		Awards	Compensation	Earnings	Compensation
Principal Position(s)	Year	($)	($)	($)(1)		($)(1)	($)	($)(2)	($)		Total ($)

O. Bruton Smith	2010	$1,100,000	$—	$623,150		$—	$1,760,000	$—	$85,896	(4)	$3,569,046
Chairman, Chief Executive Officer and	2009	1,100,000	—	—		181,500	1,760,000	—	87,378		3,128,878
Director	2008	1,100,000	—	855,450	(3)	—	330,000	—	93,042		2,378,492
(principal executive officer)
B. Scott Smith	2010	$950,000	$—	$538,175		$—	$1,520,000	$—	$53,355	(5)	$3,061,530
President, Chief Strategic Officer and	2009	950,000	—	—		156,750	1,520,000	—	35,427		2,662,177
Director	2008	950,000	—	684,360	(3)	—	285,000	—	43,034		1,962,394
David P. Cosper	2010	$729,167	$—	$396,550		$—	$1,166,667	$2,436,302	$28,102	(6)	$4,756,788
Vice Chairman and Chief Financial Officer	2009	700,000	—	—		115,500	1,120,000	—	36,573		1,972,073
(principal financial officer)	2008	700,000	—	427,725	(3)	—	210,000	—	36,286		1,374,011
David B. Smith	2010	$605,000	$—	$342,733		$—	$968,000	$—	$27,816	(7)	$1,943,549
Executive Vice President	2009	605,000	—	—		99,825	968,000	—	25,337		1,698,162
(beginning October 2008) and Director	2008	400,000	—	154,209	(3)	—	120,000	—	20,274		694,483
Jeff Dyke	2010	$768,750	$—	$424,875		$—	$1,230,000	$2,014,550	$14,521	(8)	$4,452,696
Executive Vice President of Operations	2009	750,000	—	—		123,750	1,200,000	—	13,500		2,087,250
(beginning October 2008)	2008	656,250	225,000	285,150	(3)	—	—	—	17,820		1,184,220

(1)	Both Stock and Option Awards are valued based on the grant date fair value as calculated under the provisions of “Stock Compensation” in the Accounting Standards Codification (the “ASC”). The Stock and Option Awards vest in various increments over a three-year period. See Note 10 to Sonic’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ending December 31, 2010 for the valuation assumptions used in determining the fair value of the awards.

(2)	Represents the actuarial present value of accumulated benefits under the SERP as of December 31, 2010. The present value of accumulated benefits is shown because the SERP was not effective until January 1, 2010. The amount shown for David P. Cosper and Jeff Dyke assumes continued employment until retirement at the earliest age at which unreduced benefits could be paid. Messrs. Cosper and Dyke are not fully vested in their SERP benefits. See “— Pension Benefits for 2010” for further information, including assumptions used for these calculations.

(3)	Represents the grant date fair value of the maximum grant, which was believed at the time of grant to be probable. These Stock Awards were forfeited in their entirety based on final certification of performance targets for 2008.

(4)	The perquisites for O. Bruton Smith represent the imputed value of demo vehicles provided by the Company. The imputed value of the demo vehicles was $85,896. The value assigned to the demo vehicles was calculated under rules established by the Internal Revenue Service. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries.

(5)	The perquisites for B. Scott Smith represent the imputed value of demo vehicles provided by the Company. The imputed value of the demo vehicles was $53,355. The value assigned to the demo vehicles was calculated under rules established by the Internal Revenue Service. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries.

(6)	The perquisites for David P. Cosper include the imputed value of demo vehicles provided by the Company and Company matching contributions under the Nonqualified Deferred Compensation Plan. The value assigned to the demo vehicles was calculated under rules established by the Internal Revenue Service. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries.

(7)	The perquisites for David Smith represent the imputed value of demo vehicles provided by the Company. The imputed value of the demo vehicles was $27,816. The value assigned to the demo vehicles was calculated under rules established by the Internal Revenue Service. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries.

(8)	The perquisites for Jeff Dyke represent the imputed value of demo vehicles provided by the Company. The value assigned to the demo vehicles was calculated under rules established by the Internal Revenue Service. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries.

Grants of Plan-Based Awards During 2010

The following table sets forth information regarding all grants of awards made to the named executive officers during 2010 under any plan.

										All Other
									All Other	Option
									Stock	Awards:	Exercise	Grant
									Awards:	Number of	or Base	Date Fair
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	Price of	Value of
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			Shares of	Underlying	Option	Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Option
Name	Date		($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)(2)	($/Sh)(2)	Awards(2)

O. Bruton Smith	2/26/2010	(3)	$495,000	$1,265,000	$1,760,000	—	—	—	—	—	—	—
	2/26/2010	(4)	—	—	—	45,375	60,500	60,500	—	—	—	$623,150	(5)
B. Scott Smith	2/26/2010	(3)	$427,500	$1,092,500	$1,520,000	—	—	—	—	—	—	—
	2/26/2010	(4)	—	—	—	39,188	52,250	52,250	—	—	—	$538,175	(5)
David P. Cosper	2/26/2010	(3)	$328,125	$838,542	$1,166,667	—	—	—	—	—	—	—
	2/26/2010	(4)	—	—	—	28,875	38,500	38,500	—	—	—	$396,550	(5)
David B. Smith	2/26/2010	(3)	$272,250	$695,750	$968,000	—	—	—	—	—	—	—
	2/26/2010	(4)	—	—	—	24,956	33,275	33,275	—	—	—	$342,733	(5)
Jeff Dyke	2/26/2010	(3)	$345,938	$884,063	$1,230,000	—	—	—	—	—	—	—
	2/26/2010	(4)	—	—	—	30,938	41,250	41,250	—	—	—	$424,875	(5)

(1)	Amounts earned in 2010 are set forth in the Summary Compensation Table.

(2)	There were no stock options granted in 2010.

(3)	Grants issued pursuant to Sonic Automotive, Inc. Incentive Compensation Plan.

(4)	Grants issued pursuant to Sonic Automotive, Inc. 2004 Stock Incentive Plan.

(5)	Stock Awards are valued based on the grant date fair value as calculated under the provisions of “Stock Compensation” in the ASC.

For a description of additional terms of the compensation and grants disclosed in the tables above, see “— Compensation Discussion and Analysis.”

Employment Agreements

Sonic has an employment agreement (the “Employment Agreement”) with Mr. Cosper. Under the Employment Agreement, Sonic agreed to employ Mr. Cosper through March 2, 2009, subject to automatic extension for successive one-year periods. The Employment Agreement sets forth the basic terms of employment for Mr. Cosper, including provisions for annual base salary, annual performance-based cash bonus and eligibility to participate in Sonic’s equity compensation plans and benefit programs.

The Employment Agreement contains restrictive covenants that prohibit, during periods defined in the Employment Agreement and subject to certain limited exceptions, Mr. Cosper from (i) competing with Sonic, (ii) employing or soliciting Sonic’s employees, (iii) interfering with Sonic’s relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of Sonic’s confidential or proprietary information. Sonic will not be obligated to pay Mr. Cosper any applicable severance if he violates the non-competition provisions of his Employment Agreement. These restrictive covenants generally apply for a period of two years following the later of the expiration or termination of employment under the Employment Agreement. The restrictive covenants limit Mr. Cosper’s competitive activities within any Standard Metropolitan Statistical Area or county in which Sonic has a place of business on the date of expiration or termination of the Employment Agreement.

For a description of additional terms of the Employment Agreement, see “— Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal 2010 Year-End

		Outstanding Equity Awards at Fiscal Year-End
		Option Awards(1)					Stock Awards
										Equity
										Incentive Plan
				Equity						Awards:
				Incentive Plan					Equity Incentive	Market or
				Awards:			Number of	Market	Plan Awards:	Payout Value
		Number of	Number of	Number of			Shares or	Value of	Number of	of Unearned
		Securities	Securities	Securities			Units of	Shares or	Unearned	Shares,
		Underlying	Underlying	Underlying			Stock	Units of	Shares, Units or	Units or Other
	Award	Unexercised	Unexercised	Unexercised	Option	Option	That Have	Stock That	Other Rights	Rights That
	Grant	Options (#)	Options (#)	Unearned	Exercise	Expiration	Not	Have Not	That Have Not	Have Not
Name	Date	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#) (3)	Vested ($) (2)

O. Bruton Smith	10/11/2001	100,000	—	—	$16.51	10/11/2011	—	—	—	—
	10/23/2002	100,000	—	—	$16.20	10/23/2012	—	—	—	—
	2/19/2004	100,000	—	—	$23.78	2/19/2014	—	—	—	—
	4/21/2005	100,000	—	—	$19.23	4/21/2015	—	—	—	—
	2/9/2006	90,000	—	—	$23.94	2/9/2016	—	—	—	—
	3/19/2007	45,000	—	—	$28.04	3/19/2017	—	—	—	—
	3/30/2009	61,111	122,222	—	$1.81	3/30/2019	—	—	—	—
	2/26/2010	—	—	—	—	—	—	—	60,500	$801,020

B. Scott Smith	10/11/2001	50,000	—	—	$16.51	10/11/2011	—	—	—	—
	10/23/2002	50,000	—	—	$16.20	10/23/2012	—	—	—	—
	2/19/2004	50,000	—	—	$23.78	2/19/2014	—	—	—	—
	4/21/2005	75,000	—	—	$19.23	4/21/2015	—	—	—	—
	2/9/2006	72,000	—	—	$23.94	2/9/2016	—	—	—	—
	3/19/2007	36,000	—	—	$28.04	3/19/2017	—	—	—	—
	3/30/2009	52,778	105,555	—	$1.81	3/30/2019	—	—	—	—
	2/26/2010	—	—	—	—	—	—	—	52,250	$691,790

David P. Cosper	3/19/2007	20,000	—	—	$28.04	3/19/2017	—	—	—	—
	3/30/2009	—	77,778	—	$1.81	3/30/2019	—	—	—	—
	2/26/2010	—	—	—	—	—	—	—	38,500	$509,740

David B. Smith	10/23/2002	3,000	—	—	$16.20	10/23/2012	—	—	—	—
	4/21/2003	2,000	—	—	$15.90	4/21/2013	—	—	—	—
	10/23/2003	2,000	—	—	$26.36	10/23/2013	—	—	—	—
	4/21/2004	10,000	—	—	$23.42	4/21/2014	—	—	—	—
	4/21/2005	8,000	—	—	$19.23	4/21/2015	—	—	—	—
	10/19/2005	20,000	—	—	$21.23	10/19/2015	—	—	—	—
	4/19/2006	14,405	—	—	$26.42	4/19/2016	—	—	—	—
	4/18/2007	7,203	—	—	$30.07	4/18/2017	—	—	—	—
	3/30/2009	33,611	67,222	—	$1.81	3/30/2019	—	—	—	—
	2/26/2010	—	—	—	—	—	—	—	33,275	$440,561

Jeff Dyke	10/19/2005	20,000	—	—	$21.23	10/19/2015	—	—	—	—
	4/19/2006	33,500	—	—	$26.42	4/19/2016	—	—	—	—
	4/18/2007	10,050	—	—	$30.07	4/18/2017	—	—	—	—
	3/30/2009	—	83,334	—	$1.81	3/30/2019	—	—	—	—
	2/26/2010	—	—	—	—	—	—	—	41,250	$546,150

(1)	Options granted on October 11, 2001 cliff vest six months from the date of grant. Options granted on October 23, 2002 (for Mr. David Smith), April 21, 2003, October 23, 2003, April 21, 2004, April 21, 2005, October 19, 2005 and March 30, 2009 vest in three equal annual installments beginning on the first anniversary of the date of grant. Options granted on October 23, 2002 (for Messrs. O. Bruton and B. Scott Smith) and April 18, 2007 cliff vest on the first anniversary of the date of grant. Options granted on February 19, 2004 vest 1/3 on the first anniversary of the date of grant and the remaining 2/3 on December 22, 2005. Options granted on February 9, 2006 and April 19, 2006 vest in two equal annual installments beginning on the first anniversary of the date of grant. Options granted on March 19, 2007 vest on March 19, 2008.

(2)	Market value based on the December 31, 2010 closing market price of our Class A Common Stock of $13.24 per share.

(3)	The unearned, non-vested equity incentive plan award shares or units granted on February 26, 2010 vest 1/3 on March 31, 2011, 1/3 on February 26, 2012 and 1/3 on February 26, 2013.

Option Exercises and Stock Vested During 2010

The following table sets forth information concerning each exercise of stock options and each vesting of restricted stock and restricted stock units during 2010 for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

O. Bruton Smith	—	$—	29,100	$349,200
B. Scott Smith	100,000	$142,234	23,280	$279,360
David P. Cosper	38,889	$400,156	64,550	$774,600
David B. Smith	—	$—	5,246	$63,582
Jeff Dyke	41,666	$423,881	42,321	$500,331

(1)	Represents pre-tax gain on exercise.

(2)	Represents aggregate dollar amount realized upon vesting based on the closing price of the Class A Common Stock on the date of vesting of restricted stock units or restricted stock as follows: for Messrs. O. Bruton Smith, B. Scott Smith and David P. Cosper on March 19, 2010 at a closing price of $12.00 per share, Mr. David B. Smith on April 18, 2010 at a closing price of $12.12 per share and Mr. Jeff Dyke on March 13, 2010 (35,000 shares) at a closing price of $11.76 per share and on April 18, 2010 (7,321 shares) at a closing price of $12.12 per share.

Pension Benefits for 2010

The following table sets forth information regarding pension benefits for Sonic’s named executive officers as of December 31, 2010.

Number of
		Years of	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)

O. Bruton Smith (3)	N/A	—	—	—
B. Scott Smith (3)	N/A	—	—	—
David P. Cosper	Supplemental Executive Retirement Plan	N/A	$2,436,302(4)	—
David B. Smith (3)	N/A	—	—	—
Jeff Dyke	Supplemental Executive Retirement Plan	N/A	$2,014,550(4)	—

(1)	Benefits under the Sonic Automotive, Inc. Supplemental Executive Retirement Plan (the “SERP”) are based on a percentage of “final average salary” and the percentage does not increase based on years of credited service. Vesting under the SERP is based on years of participation in the SERP. Messrs. Cosper and Dyke each have one year of participation in the SERP. Normal retirement under the SERP is age 65 or age 55 with at least 10 years of service with Sonic. As of December 31, 2010, Mr. Cosper has 4 5/6 years of service with Sonic and Mr. Dyke has 5 1/4 years of service with Sonic (although the reduction for early retirement under the SERP does not apply to Mr. Cosper).

(2)	The accumulated benefit is based on salary considered by the SERP for the period through December 31, 2010. The present value of the accumulated benefit has been calculated assuming that the named executive officers remain in service through the earliest date as of which they could receive unreduced benefits and that the benefit will be in the form of an annual payment for 15 years. Other assumptions used to determine the present value of accumulated benefits are described in the summary below.

(3)	Messrs. O. Bruton Smith, B. Scott Smith and David B. Smith are not participants in the SERP.

(4)	Messrs. Cosper and Dyke are not fully vested in their SERP benefits. Actual benefits will be determined at termination of employment based on actual service, salary and years of SERP participation.

On December 7, 2009, the Compensation Committee adopted the SERP to be effective as of January 1, 2010. In connection with the adoption of the SERP, the Compensation Committee authorized the establishment of an irrevocable grantor trust known as a “rabbi trust” for the purpose of accumulating assets from which SERP liabilities may be paid. The following is a brief description of certain material terms of the SERP.

The SERP is a nonqualified deferred compensation plan that is considered unfunded for federal tax purposes and intended for a select group of management or highly compensated employees. The SERP is subject to Section 409A of the Internal Revenue Code (the “Code”). The purpose of the SERP is to attract and retain key employees by providing a retirement benefit in addition to the benefits provided by Sonic’s tax-qualified and other nonqualified deferred compensation plans. The Compensation Committee selects the employees who will become SERP participants and designates each such employee as a Tier 1 participant, Tier 2 participant or Tier 3 participant.

David P. Cosper, Vice Chairman and Chief Financial Officer, and Jeff Dyke, Executive Vice President of Operations, were designated as Tier 1 participants in the SERP effective as of January 1, 2010, in each case subject to execution of a participation agreement. Amounts reported in the Pension Benefits table above as the actuarial present value of accumulated benefit under the SERP are calculated assuming that the benefit is in the form of an annual payment for 15 years and assuming that Mr. Cosper and Mr. Dyke remain in service with Sonic until the earliest age at which unreduced benefits would be payable, which is age 63 for Mr. Cosper and age 55 for Mr. Dyke. The present value of accumulated benefit is calculated using the discount rate assumption that Sonic also uses for its financial statement disclosures, which at December 31, 2010 was 6.00%. Mr. Cosper’s and Mr. Dyke’s actual years of participation in the SERP and actual years of service with Sonic are indicated in a footnote to the Pension Benefits table above. No additional years of service have been credited to the named executive officers under the SERP.

Subject to the vesting schedule described below, the SERP generally provides a retirement benefit in the form of an annual payment for a period of 15 years, with the annual payment based on a specified percentage of the participant’s “final average salary.” The annual payment for a Tier 1 participant is based on 50% of final average salary. The annual payment for a Tier 2 participant is based on 40% of final average salary. The annual payment for a Tier 3 participant is based on 35% of final average salary. Final average salary generally means the average of the participant’s highest three annual base salaries during the last five plan years prior to the participant’s separation from service with Sonic. A participant is generally eligible for the vested portion of his or her SERP benefit upon normal retirement after reaching age 65 or age 55 with at least 10 years of employment with Sonic.

As noted above, participants are subject to a vesting schedule for their SERP benefits based on their “Years of Plan Service” (i.e., a 365-day period of employment beginning on the effective date of SERP participation and each anniversary thereof). Unless otherwise specified by the Compensation Committee, participants vest in their SERP benefits as follows:

Years of Plan Service	Percent Vested

Less than 1	0%
At least 1 but less than 2	20%
At least 2 but less than 3	40%
At least 3 but less than 4	60%
At least 4 but less than 5	80%
5 or more	100%

However, Mr. Cosper vests in his SERP benefits as follows:

Years of Plan Service	Percent Vested

Less than 2	0%
At least 2 but less than 4	20%
At least 4 but less than 6	50%
At least 6 but less than 8	75%
8 or more	100%

Participants also become 100% vested if they die or become disabled (as defined in the SERP) while employed with Sonic, or upon a change in control (as defined in the SERP) while employed with Sonic.

If a participant leaves Sonic before qualifying for normal retirement, the participant’s SERP benefit generally is reduced for early retirement (in addition to application of the vesting schedule). The vested benefit is reduced by 10% for each year the participant’s payment commencement date precedes the earliest date the participant would have been eligible for normal retirement. The reduction for early retirement does not apply to Mr. Cosper.

Generally, benefit payments begin the first of the month following the month in which normal retirement or early retirement occurs. If the participant is a “specified employee” under Section 409A of the Code, the first payment following normal or early retirement generally must be postponed for six months following termination. Subsequent annual payments will be made on the anniversary of the date the initial installment otherwise would have been made.

If a participant terminates employment with Sonic within 2 years after a change in control, the participant will receive the vested portion of his normal retirement benefit or reduced early retirement benefit, as applicable, in a lump sum payment based on the present value of his unpaid, vested accrued benefit.

If a participant dies during the 15-year payment period, payments continue to the participant’s surviving spouse (if any). If a participant dies before terminating employment with Sonic, the lump sum value of his accrued benefit (calculated as if the date of death were the date of normal retirement) will be paid to his designated beneficiary. If a participant becomes disabled while employed with Sonic, the participant will be entitled to a regular SERP benefit payable for 15 years (calculated as if the date of disability were the date of normal retirement).

If a participant is terminated for “cause” or it is discovered after termination that the participant could have been terminated for certain reasons constituting “cause,” the participant will forfeit all benefits under the SERP, including any remaining unpaid benefits if already in pay status. Under the SERP, reasons constituting “cause” include material breach of the participant’s obligations in any employment agreement which is not timely remedied, the participant’s breach of any applicable restrictive covenants, conviction of a felony, actions involving moral turpitude, willful failure to comply with reasonable and lawful directives of Sonic’s Board of Directors or the participant’s superiors, chronic absenteeism, willful or material misconduct, illegal use of controlled substances, and if applicable, the final and non-appealable determination by a court of competent jurisdiction that the participant willfully and knowingly filed a fraudulent certification under Section 302 of the Sarbanes Oxley Act.

In addition, the SERP provides that benefits are forfeited if a participant fails to comply with certain restrictive covenants related to Sonic and its business, including any remaining unpaid benefits if already in pay status. Subject to limited exceptions, these restrictive covenants generally prohibit (i) disclosing or using in any unauthorized manner any of Sonic’s confidential or proprietary information, (ii) employing or soliciting employees of Sonic, its affiliates or subsidiaries, (iii) interfering with Sonic’s relationships with its vendors, (iv) competing with Sonic within any Standard Metropolitan Statistical Area or county in which Sonic or any of its subsidiaries has a place of business, and (v) disparaging Sonic, its subsidiaries, affiliates, officers, directors, business or products. These restrictive covenants generally apply while a participant in the SERP, and if later, during the two-year period following separation from service with Sonic (except that the confidentiality and non-disparagement restrictions do not expire).

In either case of termination without cause or failure to comply with the restrictive covenants, the SERP also provides that the participant must repay Sonic all benefit amounts previously received.

If a rabbi trust exists when a change in control of Sonic occurs, the SERP requires that Sonic contribute, at the time of the change in control and then on each anniversary thereof, cash or liquid securities sufficient so that the value of assets in the rabbi trust at least equals the total value of all accrued benefits under the SERP. The assets of the rabbi trust are available to the general creditors of Sonic in the event of its insolvency. Participants are unsecured general creditors of Sonic with respect to their SERP benefits and do not have an ownership interest in rabbi trust assets or in any other specific assets of Sonic.

Nonqualified Deferred Compensation Plans for 2010

The following table sets forth information concerning contributions and other activity for each named executive officer under the Sonic Automotive, Inc. Deferred Compensation Plan (the “Deferred Plan”) during 2010:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
	($)	($)(1)	($)(2)	($)	($)

O. Bruton Smith	$—	$—	$—	$—	$—
B. Scott Smith	$—	$—	$—	$—	$—
David P. Cosper	$148,458 (3)	$10,000 (4)	$28,429	$—	$260,608	(5)(6)
David B. Smith	$—	$—	$—	$—	$—
Jeff Dyke	$—	$—	$—	$—	$—

(1)	Employer contributions are included in the amount reported as All Other Compensation in the Summary Compensation Table.

(2)	Earnings on plan balances are not reported in the Summary Compensation Table.

(3)	Amount shown is a portion of Mr. Cosper’s 2010 salary and a portion of Mr. Cosper’s non-equity incentive award for 2009 which was paid in 2010. The applicable contributions are included in the amount reported as Salary for 2010 in the Summary Compensation Table and in the amount reported as Non-Equity Incentive Plan Compensation for 2009 in the Summary Compensation Table.

(4)	Amount represents Company matching contribution remitted in 2010 but related to deferral contributions made by Mr. Cosper that are attributable to the 2009 plan year.

(5)	Mr. Cosper has elected to receive his account balance under the Deferred Plan in three substantially equal annual installments following his separation from service with the Company.

(6)	Amounts included in the aggregate balance attributable to previous contributions by Mr. Cosper and previous employer contributions were reported as compensation in the Summary Compensation Table for the relevant year.

The Company offers its executive officers and other key employees the opportunity to participate in the Deferred Plan. We believe the Deferred Plan is an important tool for recruiting key employees and assists in employee retention. Beginning in 2009, our non-employee directors also became eligible to participate in the Deferred Plan. The following is a brief description of certain material terms of the Deferred Plan.

Under the Deferred Plan, executive officers can elect to defer receipt of salary and certain bonus payments. For 2010, executive officers could elect to defer up to 75% of base salary and up to 100% of eligible incentive bonus amounts, without a maximum dollar limit on the amount of compensation that could be deferred. Non-employee directors also can elect to defer up to 100% of their annual retainer and meeting fees payable for their service on our Board of Directors and the applicable committees of our Board of Directors. Deferral elections generally are required to be made prior to the beginning of each year in accordance with Section 409A of the Internal Revenue Code (“Section 409A”). Participants are always 100% vested in their own deferrals.

For plan years prior to January 1, 2010, the Company made matching contributions of 20% of the amount deferred by each employee, not to exceed $10,000 per plan year in matching contributions, but Sonic subsequently suspended such cash matching contributions for amounts deferred for a plan year beginning with the 2010 plan year. The Company may also contribute supplemental amounts for eligible employees to make up for the additional matching contributions the employees would have received under the Company’s 401(k) plan in the absence of legal limitations on the amount of compensation that could be considered under the 401(k) plan (e.g., $245,000 for 2010). The Company did not make any supplemental contributions for the 2010 plan year. Matching and supplemental contributions (and related deemed earnings) generally vest based on an employee’s full years of participation under the Deferred Plan, with 20% vesting after one full year of participation and increasing an additional 20% each year thereafter with 100% vesting after five full years of participation. Participants also become 100% vested in the event of qualifying retirement, disability, death, a change in control of the Company or termination of the Deferred Plan (with retirement, disability and change in control all as defined in the Deferred

Plan). The Company also has the discretion to make additional contributions to the Deferred Plan and to set the vesting schedule for any such amounts. Non-employee directors do not receive Company contributions.

Contributions by participants in the Deferred Plan, including the executive officers and non-employee directors, are credited with a rate of return (positive or negative) based on deemed investments selected by a participant from among a number of investment funds, with such deemed earnings determined by the actual market performance of the investment funds selected by the participant. Participants generally may change their deemed investment selections on a daily basis. The Company is not required to make actual investments that correspond to the investment crediting options selected by participants. The following table lists each deemed investment choice available under the Deferred Plan and its annual return for the calendar year ending December 31, 2010:

2010 Annual
Fund	Rate of Return

PIMCO VIT Total Return Admin	4.90%
PIMCO VIT Real Return Admin	7.16%
T Rowe Price Equity Income II	14.74%
Dreyfus Stock Index Initial	14.84%
Oppenheimer VA Capital Appreciation NS	9.42%
Nationwide NVIT Mid Cap Index I	26.20%
Royce Capital Small Cap	20.52%
Ivy VIP Small Cap Growth	28.85%
Oppenheimer VA Global Securities NS	15.96%
MFS VIT II International Value Svc	8.78%

At the time a participant makes an election to defer compensation under the Deferred Plan, the participant also must select the time and form of distribution for such deferred amount. A participant can elect to defer compensation for a specified period of time or until retirement or other termination of service. If a participant defers compensation to a specified future date, he or she can elect payment in a lump sum or in two to five annual installments. Compensation that is deferred until retirement or other termination of service can be paid in a lump sum or in up to ten annual installments. Account balances less than a designated threshold may be distributed in a lump sum. For certain “specified employees” subject to special rules under Section 409A (including the named executive officers), deferred compensation payments that are triggered by termination of service must be delayed for at least six months following termination. Participants will automatically receive their account balances in a lump sum distribution if service is terminated within two years after a change of control. Hardship withdrawals also may be available in the event of an unforeseen financial emergency beyond the participant’s control. For compensation that was deferred and vested before 2005 (and, therefore, not subject to Section 409A), a participant can request a withdrawal at any time (for a minimum of $5,000), subject to forfeiture of 10% of the withdrawal amount and suspension from participation in the Deferred Plan for the next calendar year. Participants can change their prior distribution elections only in limited circumstances. All distributions are made in cash.

Amounts deferred under the Deferred Plan and related earnings are held in a “rabbi” trust that has been established by the Company to hold assets separate from other Company assets for the purpose of paying future benefits. However, in order to maintain the tax-deferred status of the Deferred Plan, the assets of the rabbi trust are available to general creditors of the Company in the event of the Company’s insolvency. Participants do not have an ownership interest in rabbi trust assets or in any other specific assets of the Company with respect to their Deferred Plan benefits. Participants are unsecured general creditors of the Company with respect to payment of their benefits under the Deferred Compensation Plan.

Potential Payments Upon Termination or Change-in-Control

The Employment Agreement provides for certain benefits upon termination of Mr. Cosper’s employment. In each of these instances, any of Sonic’s obligations to make cash payments to Mr. Cosper following the termination of his employment is contingent upon him complying with the restrictive covenants contained in his

Employment Agreement. These restrictive covenants prohibit, during periods defined in the Employment Agreement and subject to certain limited exceptions, (i) competing with Sonic, (ii) employing or soliciting Sonic’s employees, (iii) interfering with Sonic’s relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of Sonic’s confidential or proprietary information. These restrictive covenants generally limit Mr. Cosper’s competitive activities within any Standard Metropolitan Statistical Area or county in which Sonic has a place of business on the date of expiration or termination of the Employment Agreement and apply for a period of two years following the later of the expiration or termination of employment under the Employment Agreement.

In the event Mr. Cosper’s employment is terminated by Sonic “for cause”, Sonic is only obligated to pay him his salary and provide him with fringe benefits through the date of termination.

The Employment Agreement also provides for severance arrangements in the event of a termination of Mr. Cosper’s employment by Sonic without cause or by Sonic’s election to not renew Mr. Cosper’s employment. If Mr. Cosper’s employment were terminated without cause, the Employment Agreement provides that he would be entitled to receive his annual salary as of the date of termination for one year and an amount equal to the average annual bonuses he previously received and that shares of restricted stock granted pursuant to the Employment Agreement vest upon the termination. Under the terms of Mr. Cosper’s employment agreement, cash amounts payable to Mr. Cosper would be paid: (i) one-half on the last business day of the seventh full month following the date of termination and (ii) the remainder in six equal monthly installments commencing at the end of the eighth full month following the date of termination. Finally, the Employment Agreement provides that Mr. Cosper’s options to purchase Sonic’s Class A Common Stock, if any, that immediately vest upon termination of the Employment Agreement are subject to forfeiture and Sonic’s obligation to provide fringe benefits under the Employment Agreement terminates, if he violates the restrictive covenants in the Employment Agreement.

In the event Mr. Cosper’s employment is terminated for any other reason not addressed above he will be entitled to his salary and fringe benefits through the date of termination. For a description of additional terms of the Employment Agreements, see “— Employment Agreements.”

Payments upon Termination

Based on the foregoing and the terms of the 2004 Stock Incentive Plan, the estimated present value of the payments the named executive officers could have received upon termination without cause as of December 31, 2010 are as follows.

	Salary and	Stock
	Bonus	Awards(1)(2)

O. Bruton Smith	$—	$801,020
B. Scott Smith	$—	$691,790
David P. Cosper	$1,895,834	$509,740
David B. Smith	$—	$440,561
Jeff Dyke	$—	$546,150

(1)	Represents the value of restricted stock units and restricted stock awards, as applicable, that would have vested upon termination without cause based on the closing market price of Sonic’s Class A Common Stock on December 31, 2010 of $13.24 per share.

(2)	If termination occurs due to death or disability, the value of the restricted stock units and restricted stock awards, as applicable, would have been as follows: Mr. O. Bruton Smith, $222,506; Mr. B. Scott Smith, $192,164; Mr. David P. Cosper, $141,594; Mr. David B. Smith, $122,378; and Mr. Jeff Dyke, $151,708.

A participant in the Deferred Plan who terminates employment due to death, disability (as defined in the Deferred Plan) or retirement after reaching age 65 (or after reaching age 55 with 10 years of continuous service) becomes fully vested in the portion of his account that is attributable to unvested Company contributions. In addition, if separation from the Company is due to death, the participant’s remaining account balance is automatically paid in a lump sum. Mr. Cosper was the only named executive officer who had an account balance under the Deferred Plan as of December 31, 2010. The amount in his account attributable to unvested Company contributions as of December 31, 2010 was $21,220. For further information about payments under the Deferred Plan upon a termination of employment, see “— Nonqualified Deferred Compensation Plans for 2010.”

A participant in the SERP who terminates employment due to death becomes entitled to fully vested SERP benefits (calculated as if the date of death were the date of normal retirement) and such benefits are payable to his beneficiary the first of the next month in a lump sum equal to the present value of the otherwise applicable 15 annual payments. If Mr. Cosper’s death had occurred on December 31, 2010, the lump sum payment under the SERP would have been $3,663,298 (with the present value determined assuming a 6.00% discount rate). If Mr. Dyke’s death had occurred on December 31, 2010, the lump sum payment under the SERP would have been $3,899,225 (with the present value determined assuming a 6.00% discount rate). A participant in the SERP who terminates employment due to disability (as defined in the SERP) becomes entitled to fully vested SERP benefits (calculated as if the date of disability were the date of normal retirement) and the annual payments begin the month following disability. If Mr. Cosper had terminated employment on December 31, 2010 due to disability, he would have received annual payments of $355,833 for 15 years. If Mr. Dyke had terminated employment on December 31, 2010 due to disability, he would have received annual payments of $378,750 for 15 years. Except as provided below, neither Mr. Cosper nor Mr. Dyke would have been entitled to any benefits under the SERP if they had terminated for reasons other than death or disability on December 31, 2010. For more information about payments under the SERP upon a termination of employment, see “— Pension Benefits for 2010.”

Payments upon a Change of Control

Sonic does not have special arrangements with its named executive officers that provide those named executive officers with any rights upon a change of control. Options to purchase our Class A Common Stock under the 1997 Stock Option Plan, including those held by our named executive officers, and stock options and stock awards under the 2004 Stock Incentive Plan held by our named executive officers would immediately vest and become exercisable upon a change of control (as defined in the 1997 Stock Option Plan and 2004 Stock Incentive Plan, respectively). The estimated present value of the stock options and awards in the event of a change in control in 2010 is as follows.

	Value of	Stock
	Options(1)	Awards(2)

O. Bruton Smith	$1,396,997	$801,020
B. Scott Smith	1,206,494	691,790
David P. Cosper	889,003	509,740
David B. Smith	768,347	440,561
Jeff Dyke	952,508	546,150

(1)	Represents in-the-money value of options to purchase Class A Common Stock that would have vested upon a change of control based on the closing market price of Sonic’s Class A Common Stock on December 31, 2010 of $13.24 per share.

(2)	Represents the value of restricted stock units and restricted stock awards, as applicable, that would have vested upon a change of control based on the closing market price of Sonic’s Class A Common Stock on December 31, 2010 of $13.24 per share.

A participant in the Deferred Plan becomes fully vested in the portion of his account attributable to unvested Company contributions in the event of a change in control (as defined in the Deferred Plan). Mr. Cosper was the only named executive officer who had an account balance under the Deferred Plan as of December 31, 2010. The amount in his account attributable to unvested Company contributions as of December 31, 2010 was $21,220. In addition, if a participant separates from service with the Company within twenty-four months following a change in control, the unpaid balance of the participant’s account is automatically paid in a lump sum. See “— Nonqualified Deferred Compensation Plans for 2010.”

A participant in the SERP becomes fully vested in his SERP benefit in the event of a change in control (as defined in the SERP). See “— Pension Benefits for 2010” for the present value of accumulated SERP benefits as of

December 31, 2010. In addition, if a participant separates from service with the Company within twenty-four months following a change in control, the SERP benefit will be paid in the form of a lump sum equal to the present value of the otherwise applicable 15 annual payments. See “— Pension Benefits for 2010” for a discussion of the SERP. A change in control on December 31, 2010 would have triggered full vesting of Mr. Cosper’s SERP benefits and if he had terminated employment immediately following the change in control, the lump sum payable to Mr. Cosper would have been $3,663,298 (with the present value determined assuming a 6.00% discount rate). Mr. Dyke would not have been entitled to SERP benefits if he terminated employment immediately following the change in control due to the SERP provisions regarding reduction for early retirement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning shares of our Class A Common Stock that may be issued under our equity compensation plans as of December 31, 2010.

(c)
Number of Securities
	(a)		Remaining
	Number of	(b)	Available for Future
	Securities to be	Weighted-	Issuance
	Issued Upon	Average	Under Equity
	Exercise of	Exercise Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in Column
Plan Category	Rights	Rights	(a))

Equity compensation plans approved by security holders (1)	3,428,728(2)	$25.12(3)	3,325,428(2)
Equity compensation plans not approved by security holders (4)	—	—(5)	210,364

Total	3,428,728(2)	$25.12(3)(5)	3,535,792(2)

(1)	Includes the Stock Option Plan, the Stock Incentive Plan, the Sonic Automotive, Inc. Formula Stock Option Plan for Independent Directors (the “Directors Plan”), the Sonic Automotive, Inc. 2005 Formula Restricted Stock Plan for Non-Employee Directors (the “2005 Formula Plan”) and the Employee Stock Purchase Plan (the “Employee Plan”). Grants under the Employee Plan were suspended for 2010.

(2)	Includes 160,000 shares to be issued upon the exercise of outstanding options, warrants and rights under the Directors Plan that was terminated following stockholder approval of the 2005 Formula Plan at the 2005 annual stockholders’ meeting. Because the Directors Plan was terminated, no options remain available for issuance under that plan. Includes 1,624,266 shares to be issued upon the exercise of outstanding options under the Stock Option Plan that terminated in 2007. Because the Stock Option Plan terminated, no options remain available for issuance under that plan.

(3)	Does not include the exercise price of options under the Employee Plan because no such options are outstanding.

(4)	Includes the Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”). Grants under the Nonqualified ESPP were suspended for 2010.

(5)	Does not include the exercise price of options under the Nonqualified ESPP because no such options are outstanding.

Nonqualified Employee Stock Purchase Plan

The Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”) was adopted by the Board of Directors of Sonic on December 11, 1998. The Nonqualified ESPP has not been approved by Sonic’s stockholders. The purpose of the Nonqualified ESPP is to provide employees of certain subsidiaries that are not able to participate in Sonic’s Employee Plan with a similar opportunity to acquire an ownership interest in Sonic. Both the Nonqualified ESPP and the Employee Plan permit eligible employees to purchase shares of Class A Common

Stock at a discount from the market price. The terms of the Nonqualified ESPP are substantially similar to the terms of the Employee Plan, which has been approved by Sonic’s stockholders.

The total number of shares of Class A Common Stock that were reserved for issuance under the Nonqualified ESPP is 300,000. Approximately 210,364 additional shares remain available for future option grants under the Nonqualified ESPP.

Employees of participating subsidiaries generally are eligible for the Nonqualified ESPP if they work for Sonic and its subsidiaries on a full-time or part-time basis, are regularly scheduled to work more than twenty hours per week, are customarily employed more than five months in a calendar year and have completed one year of continuous service. Employees who are officers or directors of Sonic or any participating employer are not eligible to participate in the Nonqualified ESPP. In addition, employees who own or hold options to purchase (or who are treated under certain tax rules as owning or holding options to purchase) 5% or more of the total combined voting power or value of all classes of stock of Sonic or any subsidiary also are not eligible to participate in the Nonqualified ESPP.

Options generally are granted under the Nonqualified ESPP as of each January 1 to all eligible employees who elect to participate. However, grants under the Nonqualified ESPP have been suspended and no grants have been made since January 1, 2005. The Compensation Committee designates the number of shares of Class A Common Stock that can be purchased under each option, which number will be the same for each option granted on the same date and which also will be the same number of shares available under an option granted on the same date pursuant to the Employee Plan. The options have an exercise price per share equal to the lesser of (i) 85% of the fair market value per share of the Class A Common Stock on the date of grant or (ii) 85% of such fair market value on the date of exercise. No option can be granted which would permit a participant to purchase more than $25,000 worth of stock under the Nonqualified ESPP during the calendar year.

A participant can make contributions to the Nonqualified ESPP by after-tax payroll deduction or direct payment. To the extent that a participant has made contributions to the Nonqualified ESPP, his or her option will be exercised automatically to purchase Class A Common Stock on each exercise date during the calendar year in which the option is granted. The exercise dates generally are the last business day of March, June, September and December on which the NYSE is open for trading. The participant’s accumulated contributions as of each exercise date will be used to purchase whole shares of Class A Common Stock at the applicable option price, limited to the number of shares available for purchase under the option. The exercisability of options may accelerate in the event of a change in control of Sonic.

Options granted under the Nonqualified ESPP expire on the last exercise date of the calendar year in which granted. However, if a participant withdraws from the Nonqualified ESPP or terminates employment, the option may expire earlier.

In the event of certain changes in the capital stock of Sonic due to a reorganization, stock split, stock dividend, merger or other similar event, appropriate adjustments generally will be made to the shares of Class A Common Stock available for issuance under the Nonqualified ESPP, the shares of Class A Common Stock covered by outstanding options and the exercise price per share.

The Board of Directors of Sonic generally can amend, suspend or terminate the Nonqualified ESPP at any time. However, no amendment, suspension or termination may adversely affect the rights of the participant under an outstanding option without the participant’s consent. The Board of Directors suspended the Nonqualified ESPP effective December 31, 2005.

DIRECTOR COMPENSATION FOR 2010

The following table sets forth the compensation of Sonic’s non-employee directors for services rendered in 2010. Directors who are also employees of Sonic do not receive compensation (other than their compensation as employees of Sonic) for their service on the Board of Directors.

					Change in
					Pension Value
					and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)	($)(1)(2)	($)(1)	($)	Earnings ($)	($)	Total ($)

William I. Belk	$80,500	$65,900	$—	$—	$—	$—	$146,400
William R. Brooks	$45,000	$65,900	$—	$—	$—	$—	$110,900
Victor H. Doolan	$72,500	$65,900	$—	$—	$—	$—	$138,400
Robert Heller	$80,500	$65,900	$—	$—	$—	$—	$146,400
Robert L. Rewey	$66,500	$65,900	$—	$—	$—	$—	$132,400
David C. Vorhoff	$73,000	$65,900	$—	$—	$—	$—	$138,900

(1)	The non-employee directors have the following stock and option awards outstanding as of December 31, 2010.

	Outstanding	Outstanding
Director	Option Awards	Stock Awards

William I. Belk	20,000	5,000
William R. Brooks	30,000	5,000
Victor H. Doolan	—	5,000
Robert Heller	30,000	5,000
Robert L. Rewey	30,000	5,000
David C. Vorhoff	—	5,000

(2)	Both Stock and Option Awards are valued based on the grant date fair value as calculated under the provisions of “Stock Compensation” in the ASC. See Note 10 to Sonic’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ending December 31, 2010 for the valuation assumptions used in determining the fair value of the awards.

Each non-employee director receives a $35,000 annual cash retainer payable in quarterly installments. Sonic’s lead independent director and the chairperson of the audit committee receive an additional annual cash retainer of $12,500. The chairperson of the compensation committee receives an additional annual cash retainer of $10,000, and the chairperson of the nominating and corporate governance committee receives an additional annual cash retainer of $7,500. Each non-employee director also receives $2,000 for each board meeting attended in person and $1,000 for each board meeting attended telephonically. In addition, committee members receive the following fees for attending meetings of a committee on which they serve: $2,000 for each audit committee meeting attended in person or telephonically; and $1,500 for each other committee meeting attended in person and $1,000 for each other committee meeting attended telephonically. Beginning in 2009, non-employee directors became eligible to participate in the Deferred Plan and can elect to defer up to 100% of their annual cash retainer and meeting fees under the Deferred Plan. No non-employee directors elected to participate in the Deferred Plan for 2010. Please see the discussion under “— Nonqualified Deferred Compensation Plans for 2010” for further information about the Deferred Plan.

Non-employee directors also receive automatic grants of restricted stock during each year of service under the 2005 Formula Plan. The annual grant of restricted stock is made to each eligible non-employee director on the first business day following each annual meeting of Sonic’s stockholders. The number of restricted shares of Class A Common Stock granted to an eligible non-employee director each year generally will equal $60,000 divided by the average closing sale price of the Class A Common Stock on the NYSE for the twenty trading days immediately prior to the grant date (rounded up to the nearest whole share). However, the 2005 Formula Plan was amended with stockholder approval at the annual stockholders’ meeting in 2009 to limit the number of shares that could be granted to a non-employee director during 2009 to 15,000 shares. Subject to the director’s continued service on Sonic’s Board, the restricted stock will vest in full on the first anniversary of the grant date or, if earlier, the day before the next annual meeting of Sonic’s stockholders following the grant date. If a non-employee director initially becomes a member of Sonic’s Board of Directors during any calendar year, but after the meeting of Sonic’s stockholders for that year, the non-employee director will receive a restricted stock grant upon his or her appointment to the Board with the number of shares determined as described above. Subject to the director’s continued service on Sonic’s Board, the restricted stock will vest in full on the first anniversary of the grant date.

Shares of restricted stock may not be sold, assigned, pledged or otherwise transferred to the extent they remain unvested. A director holding restricted stock will have the right to vote his or her shares of restricted stock and receive dividends (if any), although dividends paid in shares will be considered restricted stock. If a director’s service on the Board terminates for any reason, all shares of restricted stock not vested at the time of such termination are forfeited. Upon either the consummation of a tender or exchange offer that constitutes a “change in control” (as defined in the 2005 Formula Plan) of Sonic or the third business day prior to the effective date of any other “change in control” of Sonic, all outstanding restricted stock generally will become fully vested.

CERTAIN TRANSACTIONS

The SFC Pledge

On February 17, 2006, Sonic entered into secured syndicated credit facility (the “Old Facility”) that provided up to $1.2 billion in borrowing availability for Sonic for new vehicle inventory floor plan financing, used vehicle inventory floor plan financing and for working capital and general corporate purposes, including acquisitions and capital expenditures. During 2009, Sonic entered into several amendments to the Old Facility that, among other things, reduced the amount available for borrowing under the Old Facility and limited the use of proceeds from those borrowings. During the term of the Old Facility, the amount available for borrowing was subject to a borrowing base calculation that based on the value of the collateral pledged to secure the Old Facility, including the value of 5,000,000 shares of SMI’s common stock pledged to secure the Old Facility by SFC, an entity owned and controlled by Mr. O. Bruton Smith and his family members.

On January 15, 2010, Sonic entered into amended and restated syndicated credit agreement dated January 15, 2010 with Bank of America, N.A., as administrative agent and Bank of America, N.A., DCFS USA LLC, BMW Financial Services NA, LLC, Toyota Motor Credit Corporation, JPMorgan Chase Bank, N.A., Wachovia Bank, National Association, Comerica Bank and World Omni Financial Corp., as Lenders and Wells Fargo Bank National Association, as LC issuer (the “Revolving Facility”). The Revolving Facility has a borrowing limit of $150.0 million, which may be expanded up to $215.0 million in total credit availability upon satisfaction of certain conditions. The Revolving Facility is available for acquisitions, capital expenditures, working capital and general corporate purposes. The amount available for borrowing under the Revolving Facility is reduced on a dollar-for-dollar basis by the aggregate face amount of any outstanding letters of credit under the Revolving Facility and is subject to compliance with a borrowing base. The borrowing base is calculated based on the value of eligible accounts, eligible inventory, eligible equipment and 5,000,000 shares of common stock of SMI pledged as collateral by SFC. Although Sonic does not currently pay SFC a fee for this pledge of SMI common stock, Mr. O. Bruton Smith, B. Scott Smith and David B. Smith may be considered to have a material interest in this pledge and its terms.

Other Transactions

•	Sonic leases office space in Charlotte from a subsidiary of SFC for a majority of its headquarters personnel. Annual aggregate rent under this lease was approximately $612,486 in 2010. Because Mr. O. Bruton Smith and his family own 100% of SFC, under applicable SEC regulations, the amount of Mr. O. Bruton Smith’s, Mr. B. Scott Smith’s and Mr. David B. Smith’s interest in this transaction may be deemed to be $612,486.

•	Sonic rents various aircraft owned by SFC, subject to their availability, primarily for business-related travel by Sonic executives. Sonic incurred costs in an aggregate amount of approximately $380,589 for the use of these aircraft during 2010. Because Mr. O. Bruton Smith and his family own 100% of SFC, under applicable SEC regulations, the amount of Mr. O. Bruton Smith’s, Mr. B. Scott Smith’s and Mr. David B. Smith’s interest in this transaction may be deemed to be $380,589.

•	Certain of Sonic’s dealerships purchase the Z-Max oil additive product from Oil Chem Research Company, a subsidiary of SMI, for resale to service customers of the dealerships in the ordinary course of business. Total purchases by Sonic dealerships either directly through Oil Chem or indirectly through an Oil Chem distributor totaled approximately $1,391,101 in 2010. Because Mr. O. Bruton Smith and SFC own collectively approximately 69.8% of SMI, under applicable SEC regulations, the amount of Mr. O. Bruton Smith’s, Mr. B. Scott Smith’s and Mr. David B. Smith’s interest in this transaction may be deemed to be approximately $970,988.

Policies and Procedures for Review, Approval or Ratification of Transactions with Affiliates

Pursuant to its written charter, the NGC Committee reviews and evaluates all transactions between Sonic and its affiliates and considers issues of possible conflicts of interest if such issues arise. In addition, transactions between Sonic and its affiliates are reviewed by its full Board of Directors and/or its independent directors in accordance with the terms of Sonic’s Charter, its senior credit facilities and the indentures governing its outstanding senior subordinated notes. These documents require, subject to certain exceptions, that a transaction between Sonic and an affiliate:

•	be made in good faith and in writing and be on terms no less favorable to Sonic than those obtainable in arm’s-length transaction between Sonic and an unrelated third party;

•	involving aggregate payments in excess of $500,000, be (i) approved by a majority of the members of Sonic’s Board of Directors and a majority of Sonic’s independent directors or (ii) Sonic must receive an opinion as to the financial fairness of the transaction from an investment banking or appraisal firm of national standing; and

•	involving aggregate value in excess of:

•	$2.0 million, be approved by a majority of Sonic’s disinterested directors; and

•	$5.0 million, must be approved by the majority of Sonic’s disinterested directors of Sonic’s Board of Directors or Sonic must obtain a written opinion as to the financial fairness of the transaction from an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of such transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Sonic’s directors, certain officers and persons who own more than 10% of Sonic’s Voting Stock to file reports on ownership and changes in ownership with the SEC. Additionally, SEC regulations require that Sonic identify in its proxy statements any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To Sonic’s knowledge, based solely on review of reports furnished to it, all Section 16(a) filing requirements applicable to its directors, officers and more than 10% beneficial owners were complied with on a timely basis, except for the following late filings: one Form 4 filing for Mr. David B. Smith reporting the delivery of shares to Sonic to satisfy withholding tax obligations due upon vesting of restricted stock and one Form 4 reporting two purchases by Mr. Paul P. Rusnak.

ADDITIONAL CORPORATE GOVERNANCE AND OTHER INFORMATION

Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This Code of Business Conduct and Ethics, along with our Corporate Governance Guidelines, our Categorical Standards for Determination of Director Independence and each of our committee charters are available on our website at www.sonicautomotive.com. Copies of these documents are also available without charge upon written request to Sonic Automotive, Inc., Attn: Corporate Secretary, 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212.

We will disclose information pertaining to amendments or waivers to provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relate to the elements of our Code of Business Conduct and Ethics enumerated in the SEC’s rules and regulations by posting this information on our website at www.sonicautomotive.com. The information on our website is not a part of this proxy statement.

Other Matters that May Be Considered at the Annual Meeting

In the event that any matters other than those referred to in the accompanying Notice of Meeting should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

Expenses of Solicitation

Sonic will pay the cost of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the enclosed materials. In addition to the use of the mails, proxies may be solicited personally or by telephone or email by corporate officers and employees of Sonic without additional compensation. Sonic intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own our stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Stockholder Proposals and Stockholder Nominations for 2012 Annual Stockholders Meeting

The deadline for submission of stockholder proposals to be considered for inclusion in the proxy materials relating to the 2012 annual stockholders meeting is November 4, 2011. Any such proposal received after this date will be considered untimely and may be excluded from the proxy materials.

The deadline for submission of stockholder proposals to be presented at the 2012 annual stockholders meeting, but for which we may not be required to include in the proxy materials relating to such meeting, is February 21, 2012. Any such proposal received after this date will be considered untimely and will be excluded from such meeting.

Proposals should be addressed to the attention of the Secretary of Sonic at our principal executive offices.

The deadline for submission of nominees for election of director for the 2012 annual stockholders meeting is no later than February 20, 2012 and no earlier than January 20, 2012. Any such nomination received after this date will be considered untimely and may be excluded from such meeting.

Nominations should be addressed to the attention of the Secretary of Sonic at our principal executive offices and contain the information and follow the procedures set forth under “Stockholder Nominations of Directors” in this proxy statement.

Delivery of Proxy Statements and Annual Reports

As permitted by the 1934 Act, only one copy of this Proxy Statement and the annual report is being delivered to stockholders residing at the same address, unless such stockholders have notified Sonic of their desire to receive multiple copies of the Proxy Statement or annual report.

Sonic will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement or annual report to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of this year’s Proxy Statement or annual report, requests to receive multiple copies of future proxy statements or annual reports and requests to receive only one copy of future proxy statements or annual reports should be directed to Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic’s principal executive offices, 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212 or by phone at (704) 566-2400.

Directions to attend the Annual Meeting, where you may vote in person, can be found at the following weblink: http://www.charlottemotorspeedway.com/fans/directions/. Information on that website or available by such weblink is not incorporated into or a part of this proxy statement or any of our filings with the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 21, 2011:

The Company’s Notice of Meeting for the Annual Meeting, Proxy Statement for the Annual Meeting, form of proxy card, Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2010 are available at: www.proxydocs.com/SAH

Appendix A
Revocable Proxy — Sonic Automotive, Inc. Annual Meeting of Stockholders April 21, 2011, 10:30 a.m. (Eastern Time) THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Mr. David P. Cosper and Mr. Stephen K. Coss as proxies, each with the power to appoint his Substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of the Voting Stock of Sonic Automotive, Inc. held of record by the undersigned on February 22, 2011, at the Annual Meeting of Stockholders to be held on April 21, 2011 at 10:30 a.m., at Charlotte Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina, or any adjournment thereof. This appointment of proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted “FOR ALL NOMINEES” in Item 1, “FOR” Items 2 and 4 and “1 Year” in Item 3. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

ANNUAL MEETING OF SONIC AUTOMOTIVE, INC. Date: April 21, 2011 Time: 10:30 A.M. (Eastern Time) Place: Charlotte Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina Please make your marks like this: Use dark black pencil or pen only The Board of Directors Recommends a Vote “FOR ALL NOMINEES” in Item 1, “FOR” Items 2 and 4 and “1 YEAR” in Item 3. 1: Election of Directors 01 O. Bruton Smith 06 Robert Heller 02 B. Scott Smith 07 Rober L. Rewey 03 David B. Smith 08 Vidtor H. Doolan 04 William R. Brooks 09 David C. Vorhoff 05 William I. Belk FOR ALL WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL NOMINEES EXCEPT *INSTRUCTIONS: To withhold authority to vote for any nominee, mark “FOR ALL EXCEPT” and write the number(s) of such nominee(s) in the space provided to the right. FOR AGAINST ABSTAIN 2: To approve a non-binding advisory vote on Sonic Automotive, Inc.’s executive compensation as disclosed in the accompanying proxy statement. 1 YEAR 2 YEARS 3 YEARS ABSTAIN 3: To approve a non-binding advisory vote on the frequency of holding a non-binding advisory vote on executive compensation. FOR AGAINST ABSTAIN 4: To ratify the appointment of Ernst & Young LLP as Sonic Automotive, Inc.’s independent public accountants for the year ending December 31, 2011. 5: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. To attend the meeting and vote your shares in person, please mark this box. Directions to attend the Annual Meeting can be found at http:// www.charlottemotorspeedway.com/fans/directions/ Authorized Signatures — This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Annual Meeting of Sonic Automotive, Inc. to be held on Thursday, April 21, 2011 This proxy is being solicited on behalf of the Board of Directors INTERNET TELEPHONE Call Go To 866-390-6295 www.proxydocs.com/SAH Cast your vote online. UUse any touch-tone telephone. U OR U Have your Proxy Card/Voting Instruction Form ready. UView Proxy Materials UFollow the simple recorded instructions. MAIL OR UMark, sign and date your Proxy Card/Voting Instruction Form. UDetach your Proxy Card/Voting Instruction Form. UReturn your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 21, 2011: The Company’s Notice of Meeting for the Annual Meeting, Proxy Statement for the Annual Meeting, form of proxy card, Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2010 are available at: www.proxydocs.com/SAH. All votes by mail, by telephone or over the Internet must be received by 5:00 P.M., Eastern Time, on April 20, 2011. PROXY TABULATOR FOR SONIC AUTOMOTIVE, INC. P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT # OFFICE #